UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Exchange Act of 1934

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COLFAX CORPORATION

(Name of Registrant as Specified In Its Charter)

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Proxy Statement
and
Notice of Annual Meeting

May 17, 2018 at 3 pm

Notice of 2018 Annual Meeting of Stockholders

Thursday, May 17, 2018

3:00 p.m. Local Time

Maryland Conference Center, 2720 Technology Drive,
Annapolis Junction, Maryland 20701

To Our Stockholders:

Notice is hereby given that the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Colfax Corporation will be held at the Maryland Conference Center located at 2720 Technology Drive, Annapolis Junction, Maryland 20701 on Thursday, May 17, 2018 at 3:00 p.m., local time, for the following purposes:

1.	To elect the nine members of the Board of Directors named in the attached proxy statement;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;

3.	To hold an advisory vote to approve the compensation of our named executive officers (“say-on-pay”); and

4.	To consider any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

The accompanying proxy statement describes the matters to be considered at the Annual Meeting. Only stockholders of record at the close of business on March 29, 2018 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow us to furnish our proxy materials and our annual report to stockholders on the Internet. We believe that posting these materials on the Internet enables us to provide our stockholders with the information that they need more quickly while lowering our costs of printing and delivery and reducing the environmental impact of our Annual Meeting.

As a stockholder of Colfax, your vote is important. Whether or not you plan to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience and thank you for your continued support of Colfax Corporation.

Dated: April 5, 2018

By Order of the Board of Directors

A. Lynne Puckett

Secretary

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PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. Page references are supplied to help you find further information in this proxy statement.

Annual Meeting of Stockholders

Date and Time:	Thursday, May 17, 2018 at 3:00 pm EDT
Location:	2720 Technology Drive, Annapolis Junction, Maryland 20701
Record Date:	March 29, 2018

Availability of Proxy Materials – Use of Notice and Access

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 17, 2018: Our Annual Report to Stockholders and this Proxy Statement are available at www.proxyvote.com.

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission, we have elected to provide stockholders access to our proxy materials primarily over the Internet. Accordingly, on or about April 5, 2018, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders entitled to vote at the Annual Meeting as of the close of business on March 29, 2018, the record date of the meeting. The Notice includes instructions on how to access our proxy materials over the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Who May Vote

You may vote if you were a stockholder of record at the close of business on the March 29, 2018, the record date.

How to Cast Your Vote

You can vote by any of the following methods:

Via the internet (www.proxyvote.com) though May 16, 2018;

By telephone (1-800-690-6903) though May 16, 2018;

By completing, signing and returning your proxy by mail in the envelope provided or to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NJ 11717 by May 16, 2018; or

Via in person attendance and voting at the Annual Meeting. If you are a stockholder of record, your admission card will serve as proof of ownership. If you hold your shares through a bank, broker or other nominee, you must bring proof of ownership and, to vote, a valid legal proxy from a stockholder of record.

- 2018 Proxy Statement	5

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Voting Matters

We are asking you to vote on the following proposals at the Annual Meeting:

Proposal	Board Vote Recommendation	Page Reference
Proposal 1 – Election of Directors	FOR each director nominee	9
Proposal 2 – Approval of Auditor	FOR	20
Proposal 3 – Say-on-Pay	FOR	47

Board and Governance Highlights

■	Balanced Board tenure with new independent directors appointed in 2016 and 2017

■	Over two-thirds independent Board with two female directors

■	Stock ownership requirements for officers and directors

■	Anti-hedging, anti-pledging, and clawback policies

Board Nominees (page 10)

The following table provides summary information about each director nominee:

Name	Age	Director Since	Occupation	Independent	Committee Memberships	Other Public Boards
Mitchell P. Rales	61	1995	Chairman of the Board, Colfax Corporation Chairman of the Executive Committee, Danaher Corporation		N/A	Danaher Corporation; Fortive Corporation
Matthew L. Trerotola	50	2015	President and Chief Executive Officer, Colfax Corporation		N/A	None
Patrick W. Allender	71	2008	Former Executive Vice President and Chief Financial Officer, Danaher Corporation		Nominating (Chair) Audit	Brady Corporation; Diebold, Inc.
Thomas S. Gayner	56	2008	Co-Chief Executive Officer, Markel Corporation		Audit	Markel Corporation; Cable One, Inc.; Graham Holdings, Inc.
Rhonda L. Jordan	60	2009	Former President, Kraft Foods Inc.		Compensation (Chair) Nominating	Ingredion, Inc.
A. Clayton Perfall	59	2010	Operating Executive, Tailwind Capital		Audit (Chair)	Comstock Holding Companies, Inc.
Didier Teirlinck	62	2017	Former Executive Vice President, Climate Segment, Ingersoll Rand		None	None
Rajiv Vinnakota	46	2008	Executive Vice President, Aspen Institute		Compensation Nominating	None
Sharon Wienbar	56	2016	Venture Partner, Scale Venture Partners		Compensation	None

In accordance with the Company’s Amended and Restated Bylaws (the “Bylaws”), to be elected each director nominee must receive a majority of the votes cast with respect to that director’s election. Incumbent directors nominated for election by the Board are required, as a condition to such nomination, to submit a conditional letter of resignation to the Chairman of the Board. In the event that a nominee for director does not receive a majority of the votes cast at the Annual Meeting with respect to his or her election, the Board will promptly consider whether to accept or reject the conditional resignation of that nominee, or whether other action should be taken. The Board will then take action and will publicly disclose its decision and the rationale behind it no later than 90 days following the certification of election results.

- 2018 Proxy Statement	6

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Auditor Ratification (page 20)

We ask our stockholders to approve the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018. Below is summary information about fees paid to Ernst & Young LLP for services provided in 2017 and 2016:

Fee Category (fees in thousands)	2017	2016
Audit Fees	$5,790	$5,012
Audit-Related Fees	1,054	—
Tax Fees	1,115	748
All Other Fees	2	2
TOTAL	$8,001	$5,762

Executive Compensation (page 23)

We strive to create a compensation program for our associates, including our executives, that provides a compelling and engaging opportunity to attract, retain and motivate the best talent. We believe this results in performance-driven leadership that is aligned to achieve our financial and strategic objectives with the intention to deliver superior long-term returns to our stockholders. Our compensation program includes the following key features:

■	We link rewards to performance and foster a team-based approach by setting clear objectives that, if achieved, we believe will contributed to our overall success;

■	We emphasize long-term stockholder value creation by using stock options and performance-based restricted stock units, in combination with a stock ownership policy, to deliver long-term compensation incentives while minimizing risk-taking behaviors that could negatively affect long-term results;

■	We set Annual Incentive Plan operational and financial performance targets based on the results of our Board’s strategic planning process and corporate budget, and provide payouts that vary significantly from year-to-year based on the achievement of those targets; and

■	We believe the design of our overall compensation program, as well as our internal controls and policies, serve to limit excessive risk-taking behavior, as described further on page 32.

Say-on-Pay: Advisory Vote to Approve the Compensation of our Named Executive Officers (page 49)

We are asking our stockholders to approve on an advisory basis the compensation of our named executive officers. We believe our compensation programs and practices are appropriate and effective in implementing our compensation philosophy, and our focus remains on linking compensation to performance while aligning the interests of management with those of our stockholders.

In 2017, we continued to implement compensation program enhancements committed to in 2016 for further alignment with Company objectives and stockholder interests, as discussed further below under “Our Executive Compensation Program – Implementing Stockholder Feedback” beginning on page 24.

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Proxy Statement for Annual Meeting of Stockholders

2018 Annual Meeting

We are furnishing this Proxy Statement (the “Proxy Statement”) in connection with the solicitation by the Board of Directors (the “Board”) of Colfax Corporation (hereinafter, “Colfax,” “we,” “us” and the “Company”) of proxies for use at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 17, 2018, at 3:00 p.m. local time, and at any adjournments or postponements thereof. The Board has made this Proxy Statement and the accompanying Notice of Annual Meeting available on the Internet. We first made these materials available to the Company’s stockholders entitled to vote at the Annual Meeting on or about April 5, 2018.

About Colfax Corporation

Colfax Corporation is a leading diversified industrial technology company that provides air and gas handling and fabrication technology products and services to customers around the world under the Howden and ESAB brands. Our business has been built through a series of acquisitions, as well as organic growth, since its founding in 1995. As discussed in our annual report on Form 10-K, we seek to build an enduring premier global enterprise by applying the Colfax Business System (“CBS”) to pursue growth in revenues and improvements in profit and cash flow. CBS is our business management system. It is a repeatable, teachable process that we use to create superior value for our customers, stockholders, and associates. Rooted in our core values, it is our culture. CBS provides the tools and techniques to ensure that we are continuously improving our ability to meet or exceed customer requirements on a consistent basis.

Our principal executive office is located at 420 National Business Parkway, 5th Floor, Annapolis Junction, MD, 20777. Our telephone number is (301) 323-9000 and our website is located at www.colfaxcorp.com. Our common stock trades on the New York Stock Exchange (NYSE) under the symbol CFX.

- 2018 Proxy Statement	8

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Proposal 1	Election of Directors

Nine director nominees will be elected at the Annual Meeting, each to serve until the next annual meeting of the Company and until his or her successor is duly elected and qualified. At the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the following persons to serve as directors for the term beginning at the Annual Meeting on May 17, 2018: Mitchell P. Rales, Matthew L. Trerotola, Patrick W. Allender, Thomas S. Gayner, Rhonda L. Jordan, A. Clayton Perfall, Didier Teirlinck, Rajiv Vinnakota, and Sharon Wienbar. All nominees are currently serving on the Board. As announced previously upon the appointment of Mr. Teirlinck in 2017, Mr. San Orr, President of BDT Capital Partners, LLC, is retiring from the Board effective with this Annual Meeting and is not standing for re-election, and the Board wishes to thank Mr. Orr for his service.

Director Qualifications

Nominating Committee Criteria for Board Members

The Nominating and Corporate Governance Committee considers, among other things, the following criteria in selecting and reviewing director nominees:

■	personal and professional integrity;

■	skills, business experience and industry knowledge useful to the oversight of the Company based on the perceived needs of the Company and the Board at any given time;

■	the ability and willingness to devote the required amount of time to the Company’s affairs, including attendance at Board and committee meetings;

■	the interest, capacity and willingness to serve the long-term interests of the Company and its stockholders; and

■	the lack of any personal or professional relationships that would adversely affect a candidate’s ability to serve the best interests of the Company and its stockholders.

Pursuant to its charter, the Nominating and Corporate Governance Committee also reviews, among other qualifications, the perspective, broad business judgment and leadership, business creativity and vision, and diversity of potential directors, all in the context of the needs of the Board at that time. We believe that Board membership should reflect diversity in its broadest sense, including persons diverse in geography, gender, and ethnicity, and we seek independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The charter of the Nominating and Corporate Governance Committee affirmatively recognizes diversity as one of the criteria for consideration in the selection of director nominees, and in its deliberations and discussions concerning potential director appointments the Nominating and Corporate Governance Committee has paid particular attention to diversity together with all other qualifying attributes. In addition, the Nominating and Corporate Governance Committee annually considers its effectiveness in achieving these objectives as a part of its assessment of the overall composition of the Board. The Nominating and Corporate Governance Committee looks for candidates with the expertise, skills, knowledge and experience that, when taken together with that of other members of the Board, will lead to a Board that is effective, collegial and responsive to the needs of the Company. As further discussed below, certain members of our Board have experience with the business systems that are an integral part of our Company culture. In addition, we feel that the familiarity of certain Board members with our business system from their work experiences at Danaher Corporation and at our Company, combined with strong input from varied and sophisticated business backgrounds, provides us with a Board that is both functional and collegial while able to draw on a broad range of expertise in the consideration of complex issues.

Board Member Service

The biographies of each of the nominees below contain information regarding the experiences, qualifications, attributes or skills that the Nominating and Corporate Governance Committee and the Board considered in determining that the person should serve as a director of the Company. The Board has been informed that all of the nominees listed below are willing to serve as directors, but if any of them should decline or be unable to act as a director, the individuals named in the proxies may vote for a substitute designated by the Board. The Company has no reason to believe that any nominee will be unable or unwilling to serve.

In determining to nominate Mr. Gayner for re-election, the Nominating and Corporate Governance Committee and the Board carefully evaluated and took into account that Mr. Gayner serves as an executive officer at Markel Corporation and serves on the boards of Markel Corporation, Graham Holdings Co. and Cable One Inc. (which was a wholly-owned subsidiary of Graham Holdings until July 2015). The Nominating and Corporate Governance Committee determined, and the Board concurred, that Mr. Gayner is a valuable, productive and fully engaged director who should be re-elected to the Board. In reaching this conclusion, the Nominating and Governance Corporate Committee took note of Mr. Gayner’s stellar attendance record and role on our Board (Mr. Gayner attended all meetings of the Board and the Committees’ on which he served during 2017 and is an active participant in all Colfax Board matters), that Mr. Gayner is well-prepared for and participates actively in Board and Committee meetings, and that he brings unique experience and vision to our Board as a preeminent value investor and strategic leader from his position at Markel. Based on these factors, Mr. Gayner was unanimously recommended and re-nominated for election to our Board of Directors.

- 2018 Proxy Statement	9

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Nominees for Director

The names of the nominees for director, their ages as of March 29, 2018, principal occupations, employment and other public company board service during at least the last five years, periods of service as a director of the Company, and the experiences, qualifications, attributes and skills of each nominee are set forth below:

MITCHELL P. RALES

Director Since 1995
Age 61

Mitchell P. Rales is a co-founder of Colfax and has served as a director of the Company since its founding in 1995. He is the Chairman of our Board of Directors. Mr. Rales is a co-founder and has served as a member of the board of directors of Danaher Corporation, a global science and technology company, since 1983 and as Chairman of Danaher’s Executive Committee since 1984, and is also a member of the Fortive Corporation board of directors, which is a diversified industrial growth company that was spun-off from Danaher in 2016. He has been a principal in a number of private business entities with interests in manufacturing companies and publicly traded securities for over 25 years. Mr. Rales was instrumental in the founding of our Company and has played a key leadership role on our Board since that time. He helped create the Danaher Business System, on which the Colfax Business System is modeled, and has provided critical strategic guidance to the Company during its development and growth. In addition, as a result of Mr. Rales’ substantial ownership stake in our Company, he is well-positioned to understand, articulate and advocate for the rights and interests of the Company’s stockholders.

MATTHEW L. TREROTOLA

Director Since 2015
Age 50

Matthew L. Trerotola has been our President and Chief Executive Office and has served as a director of the Company since July 2015. Prior to joining Colfax, Mr. Trerotola was an Executive Vice President and a member of DuPont’s Office of the Chief Executive, responsible for DuPont’s Electronics & Communications and Safety & Protection segments. Mr. Trerotola also had corporate responsibility for DuPont’s Asia-Pacific business. Many of Mr. Trerotola’s roles at DuPont, a global chemical company that is now part of DowDupont, involved applying innovation to improve margins and accelerate organic growth in global businesses. Prior to rejoining DuPont in 2013, Mr. Trerotola had served in leadership roles at Danaher since 2007, and was most recently Vice President and Group Executive for Life Sciences. Previously, Mr. Trerotola was Group Executive for Product Identification from 2009 to 2012, and President of the Videojet business from 2007 to 2009. While at McKinsey & Company from 1995 to 1999, Mr. Trerotola focused primarily on helping industrial companies accelerate growth. Mr. Trerotola’s day-to-day leadership of Colfax, combined with his significant international business experience and familiarity with the Danaher Business System, gives the Board an invaluable Company-focused perspective supplemented by his global operational expertise.

PATRICK W. ALLENDER

Director Since 2008
Age 71

Patrick W. Allender has served as a director of the Company since May 13, 2008. He is the former Executive Vice President and Chief Financial Officer of Danaher Corporation, where he served from 1987 until his retirement in 2007. Prior to joining Danaher, Mr. Allender was an audit partner with a large international accounting firm. Mr. Allender is a director of Brady Corporation, where he is a member of the audit and corporate governance committees and the chairman of the finance committee, and a director of Diebold, Inc., where he is a member of the board finance committee and chairman of the audit committee. Mr. Allender’s prior experience as the Chief Financial Officer of a publicly traded company provides him with substantial expertise in financial reporting and risk management. In addition, his familiarity with the Danaher Business System provides targeted insight on the nature of the Company’s operations to the Board.

THOMAS S. GAYNER

Director Since 2008
Age 56

Thomas S. Gayner has served as a director of the Company since May 13, 2008. He is Co-Chief Executive Officer of Markel Corporation, a financial holding company whose principal business markets and underwrites specialty insurance products. Since 1990, Mr. Gayner has served as President of Markel Gayner Asset Management, Inc. Mr. Gayner has served as a director of Markel Corporation since August 2016 and previously served on the Markel Corporation board from 1998 to 2003. Mr. Gayner also currently serves on the board of directors of Graham Holdings Company and Cable One, Inc, as well as a director of The Davis Series Funds. Through his experience and investment knowledge with the Markel Corporation as well as his service on the boards and committees of other publicly traded companies, Mr. Gayner brings extensive leadership, financial acumen and public company expertise to our Board.

RHONDA L. JORDAN

Director Since 2009
Age 60

Rhonda L. Jordan has served as a director of the Company since February 17, 2009. She served as President, Global Health & Wellness, and Sustainability for Kraft Foods Inc. until 2012 and in that role led the development of Kraft’s health & wellness and sustainability strategies and plans for the company, including marketing, product development, technology, alliances and acquisitions. Prior to being named President, Health & Wellness in 2010, she was the President of the Cheese and Dairy business unit of Kraft. From 2006 to 2008 she served as the President of the

- 2018 Proxy Statement	10

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Grocery business unit of Kraft and from 2004 to 2005 she was the Senior Vice President, Global Marketing of Kraft Cheese and Dairy. Ms. Jordan is a director of Ingredion Incorporated, where she is a chair of the compensation committee, and of Bush Brothers & Company. Ms. Jordan’s management and operations experience within a large, global corporation gives her an important strategic voice in Board deliberations, and her knowledge and decision making with respect to business unit development and sustainable top-line performance makes her a valued member of our Board.

A. CLAYTON PERFALL

Director Since 2010
Age 59

A. Clayton Perfall has served as a director of the Company since September 21, 2010. He is currently an Operating Executive of Tailwind Capital, a private equity fund manager focused on growing middle market companies in the healthcare and business & communications services sectors. He previously served as the Chairman and Chief Executive Officer of Archway Marketing Services, Inc., a provider of marketing logistics and fulfillment services, from 2008 through 2013. From 2001 until 2008 Mr. Perfall served as the Chief Executive Officer and as a member of the board of directors of AHL Services, Inc. Mr. Perfall also served as the Chief Executive Officer of Union Street Acquisition Corp. from 2006 until 2008. He served as the Chief Financial Officer of Snyder Communications, Inc. from 1996 until 2000 and was previously a partner with a large international accounting firm. Mr. Perfall currently serves on the boards of directors of Tailwind Premier Holdings, LLC, Distinct Holdings Group, LLC and Comstock Holding Companies, Inc., and previously served on the boards of directors of Archway Marketing Services, Inc. from 2008 until 2013, RT Acquisition Corp. from 2012 until 2015 and inVentiv Health, Inc. from 1999 to 2010. He is currently the audit committee chairman for Comstock Homebuilding Companies, Inc. and served as the chair of the audit committee during his time on the board of inVentiv Health. Mr. Perfall’s significant financial expertise and experience as an audit committee chairman and public company Chief Financial Officer, combined with his substantial executive leadership background, are assets to both our Board and our Audit Committee.

DIDIER TEIRLINCK

Director Since 2017
Age 62

Didier Teirlinck has served as a director of the Company since September 18, 2017. He announced his future retirement from Ingersoll Rand, a diversified industrial manufacturing company, on September 5, 2017, at which time he was appointed as a strategic advisor to the CEO of Ingersoll Rand until his retirement in 2018. Prior to his retirement, he served since November 2013 as executive vice president for Ingersoll Rand’s Climate segment, overseeing climate businesses around the world and enhancing competitive position and market share. After joining Ingersoll Rand in 2005, Mr. Teirlinck served as president of Climate Control in Europe before becoming President of the global Climate Solutions sector in 2009. Before joining Ingersoll Rand, he was President of Volvo Construction Equipment’s Compact Business Line worldwide and was previously general manager of DANISCO Flexible Group for southern Europe. Mr. Teirlinck’s international operating history and wealth of knowledge in the climate sector brings key geographic and market experience to our Board.

RAJIV VINNAKOTA

Director Since 2008
Age 46

Rajiv Vinnakota has served as a director of the Company since May 13, 2008. He is Executive Vice-President at the Aspen Institute, leading a division focused on youth & engagement. Prior to this role, Mr. Vinnakota was the Co-Founder and Chief Executive Officer of The SEED Foundation, a non-profit educational organization, at which he served from 1997-2015. Mr. Vinnakota was the chairman of The SEED Foundation board from 1997 until 2006. Prior to co-founding SEED, Mr. Vinnakota was an associate at Mercer Management Consulting. He was also a trustee of Princeton University from 2004 until 2007 and a member of the Executive Committee of the Princeton University board of directors from 2006 to 2007, and he served as the national chairman of Annual Giving at Princeton from 2007 until 2009. Mr. Vinnakota’s management experience, combined with his experience in the non-profit sector, brings a valuable perspective to our Board.

SHARON WIENBAR

Director Since 2016
Age 56

Sharon Wienbar has served as a director of the Company since June 15, 2016. She has been with Scale Venture Partners since 2001, where she led investments in technology companies and has served on the board of numerous portfolio businesses. Ms. Wienbar currently serves on the board of the privately held company True Anthem, a software provider. She previously served on the boards of Applause Software Quality, Inc. and Actiance, Inc., privately-held companies in which Scale Venture Partners invested, and served on the board of Everyday Health, Inc., a New York Stock Exchange-listed public company, until its acquisition in December 2016. Ms. Wienbar’s leadership of technology investments, deep understanding of innovation drivers, and business acumen bring an important perspective to our Board.

VOTE REQUIRED

The affirmative vote of the holders of a majority of the votes cast is required for election of each director.

BOARD RECOMMENDATION

The Board unanimously recommends that stockholders vote “FOR” the election of each of the nominees for director listed above.

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CORPORATE GOVERNANCE

Director Independence

Our Corporate Governance Guidelines require that a majority of our Board members be “independent” under the NYSE’s listing standards. In addition, the respective charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee require that each member of these committees be “independent” under the NYSE’s listing standards and, with respect to the Audit Committee, under the applicable SEC rules. In order for a director to qualify as “independent,” our Board must affirmatively determine that the director has no material relationship with the Company that would impair the director’s independence. Our Board undertook its annual review of director independence in February 2018. The Board has determined that Mr. Allender, Mr. Gayner, Ms. Jordan, Mr. Perfall, Mr. Teirlinck, Mr. Vinnakota, and Ms. Wienbar each qualify as “independent” under the NYSE’s listing standards. In reaching a determination on these directors’ independence, the Board considered that neither the directors nor their immediate family members have within the past three years had any direct or indirect business or professional relationships with the Company other than in their capacity as directors.

The independent members of our Board must hold at least two “executive session” meetings each year without the presence of management. If the Chair of the Board is not an independent director, the independent directors select an independent director to serve as Chairperson for each executive session. In general, the meetings of independent directors are intended to be used as a forum to discuss such topics as they deem necessary or appropriate. Mr. Allender serves as the presiding director of the independent director executive sessions and as such leads the independent directors during these sessions.

Board of Directors and its Committees

The Board and its committees meet regularly throughout the year, and may also hold special meetings and act by written consent from time to time. The Board held a total of ten meetings during the year ended December 31, 2017, including five regularly scheduled meetings and five special meetings. In aggregate, during this time our directors attended over 95% of our Board meetings and meetings of the committees of the Board on which such directors served. During 2017, no director attended fewer than 75% of the total number of meetings of the Board and committees of the Board on which such director served. Our Corporate Governance Guidelines request Board members to make every effort to attend our annual meeting of stockholders. All directors then serving attended our annual meeting of stockholders in 2017.

The Board has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The charters for the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are available on the Company’s website at www.colfaxcorp.com on the Investors page under the Corporate Governance tab. These materials also are available in print to any stockholder upon request to: Corporate Secretary, Colfax Corporation, 420 National Business Parkway, 5th Floor, Annapolis Junction, Maryland 20701. The Board committees review their respective charters on an annual basis. The Nominating and Corporate Governance Committee oversees an annual evaluation of the Board and each committee’s operations and performance.

Audit Committee

Our Audit Committee met eight times during the year ended December 31, 2017. The Audit Committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. The Audit Committee reviews and assesses the qualitative aspects of our financial reporting, our processes to manage business and financial risks, and our compliance with significant applicable legal, ethical and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The members of our Audit Committee are Mr. Perfall, Chair, Mr. Allender and Mr. Gayner. The Board has determined that each of Mr. Perfall and Mr. Allender qualify as an “audit committee financial expert,” as that term is defined under the SEC rules. The Board has determined that each member of our Audit Committee is independent and financially literate under the NYSE’s listing standards and that each member of our Audit Committee is independent under the standards of Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”).

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Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee met nine times during the year ended December 31, 2017. The Nominating and Corporate Governance Committee is responsible for recommending candidates for election to the Board. In making its recommendations, the committee will review a candidate’s qualifications and any potential conflicts of interest and assess contributions of current directors in connection with his or her renomination. The committee is also responsible, among its other duties and responsibilities, for making recommendations to the Board or otherwise acting with respect to corporate governance policies and practices, including Board size and membership qualifications, new director orientation, committee structure and membership, related person transactions, and communications with stockholders and other interested parties. The members of our Nominating and Corporate Governance Committee are Mr. Allender, Chair, Ms. Jordan and Mr. Vinnakota. The Board has determined that each member of our Nominating and Corporate Governance Committee is independent under the NYSE’s listing standards.

Compensation Committee

Our Compensation Committee met seven times during the year ended December 31, 2017. The Compensation Committee is responsible, among its other duties and responsibilities, for determining and approving the compensation and benefits of our Chief Executive Officer and other executive officers, monitoring compensation arrangements applicable to our Chief Executive Officer and other executive officers in light of their performance, effectiveness and other relevant considerations and adopting and administering our equity and incentive plans. The members of our Compensation Committee are Ms. Jordan, Chair, Mr. Vinnakota, and Ms. Wienbar. The Board has determined that each member of our Compensation Committee is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, a “non-employee director” within the meaning of SEC Rule 16b-3, and is independent under the NYSE’s listing standards for directors and compensation committee members.

The Compensation Committee annually reviews and approves the corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluates his performance in light of those goals and objectives, and determines his compensation level based on that analysis. The Compensation Committee also annually reviews and approves all elements of the compensation of our other executive officers. Our Chief Executive Officer plays a significant role in developing and assessing achievement against the goals and objectives for other executive officers and makes compensation recommendations to the Compensation Committee based on these evaluations. The Compensation Committee also administers all of the Company’s incentive compensation plans and equity-based compensation plans. The Compensation Committee makes recommendations to the Board regarding compensation of all executive officer hires, all elements of director compensation, and for adoption or certain amendments to incentive or equity-based compensation plans. The Compensation Committee also assists the Board in its oversight of risk related to the Company’s compensation policies and practices applicable to all Colfax associates. For further information on our compensation practices, including a description of our processes and procedures for determining compensation, the scope of the Compensation Committee’s authority and management’s role in compensation determinations, please see the Compensation Discussion and Analysis section of this Proxy Statement, which begins on page 23.

Since April 2009, our Compensation Committee has engaged Frederic W. Cook & Co. as its independent compensation consultant to, among other things, formulate an appropriate peer group to be used by the Compensation Committee and to provide competitive comparison data and for other compensation consulting services as requested by the Compensation Committee. Additional information on the nature of the information and services provided by this independent compensation consultant can be found below in the Compensation Discussion and Analysis.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has ever been an officer or an employee of the Company or any of its subsidiaries, and no Compensation Committee member has any interlocking or insider relationship with the Company which is required to be reported under the rules of the SEC.

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Identification of Director Candidates and Director Nomination Process

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as by management and stockholders. The Nominating and Corporate Governance Committee may also use outside consultants to assist in identifying candidates and during 2017 used third-party recruiters to identify and provide background information on possible candidates. Mr.  Teirlinck was first recommended to the Nominating and Corporate Governance Committee by a third-party recruiter. The Nominating and Corporate Governance Committee is responsible for assessing whether a candidate may qualify as an independent director. Each possible candidate is discussed and evaluated in detail before being recommended to the Board.

The Nominating and Corporate Governance Committee recommends, and the Board nominates, candidates to stand for election as directors. Stockholders may nominate persons to be elected as directors and, as noted above, may suggest candidates for consideration by the Nominating and Corporate Governance Committee. If a stockholder wishes to suggest a person to the Nominating and Corporate Governance Committee for consideration as a director candidate, he or she must provide the same information as required of a stockholder who intends to nominate a director pursuant to the procedures contained in Section 3.3 of our Bylaws, in accordance with the same deadlines applicable to director nominations, as described below under “General Matters—Stockholder Proposals and Nominations.”

Board Leadership Structure

Our Corporate Governance Guidelines specify that the positions of Chairman of the Board and Chief Executive Officer shall be held by separate persons. We believe that this structure is appropriate given the differences between the two roles in our current management structure. Our Chief Executive Officer, among other duties, is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of our Board, among other responsibilities, provides guidance to the Chief Executive Officer, takes an active role in setting the agenda for Board meetings and presides over meetings of the full Board. Our current Chairman, Mr. Rales, is not an independent director and, as noted above in “Director Independence,” Mr. Allender serves as the presiding director for independent director executive sessions and as such leads the independent directors during these sessions.

Board Evaluation Process

The Board and its Committees conduct self-assessments annually at their February meetings. The Chair of the Nominating and Governance Committee oversees the process. The annual evaluation procedure is summarized below.

Action and Timeframe	Description
Preparation – November/December	Each director receives draft materials for the annual evaluation of (i) the Board’s performance and (ii) the performance of his or her committee(s). The materials include the Board and committee self-assessment questionnaires. In advance of the assessment, questions are revised and supplemented based on the input received from the Board members and, prior to distribution, the Chair of the Nominating Committee leads a final review in the December Board and committee meetings.
Assessment – December/January	Each director is asked to consider a list of questions to assist with the evaluation of the Board and its committees, covering topics such as Board composition, the conduct and effectiveness of meetings, quality of discussions, roles and responsibilities, quality and quantity of information provided, and other opportunities for improvement.
Review and Discussion – February	The Board and the committees thereof receive a report summarizing the annual evaluations as well as a year-over-year comparison. The reports are distributed for consideration in advance of and discussed at the February Board meeting. The committee chairs report to the Board on their respective committee evaluations, noting any actionable items. Past evaluations have addressed a wide range of topics such as Board materials, director education and on-boarding, and allocation of meeting times.
Actionable Items and Follow-Up – Ongoing	The Board and committees address any actionable items throughout the year, including a mid-year check-in and end of year assessment against the actionable items identified in February.

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Board’s Role in Risk Oversight

The Board maintains responsibility for oversight of risks that may affect the Company. The Board discharges this duty primarily through its standing committees and also considers risk in its strategic planning for the Company and in its consideration of acquisitions. The Board engages in discussions about risk at each quarterly meeting, where it receives reports from its committees, as applicable, about the risk oversight activities within their respective areas of responsibility. Specifically, the Audit Committee (i) receives reports from and discusses with management, our internal audit team, and our independent registered public accounting firm all major risk exposures (whether financial, operating or otherwise), (ii) reviews the Company’s policies with respect to risk assessment and enterprise risk management, including with respect to cybersecurity risks, and (iii) oversees compliance with legal and regulatory requirements and our ethics program, including our Code of Business Conduct and Ethics. In addition, the Nominating and Corporate Governance Committee oversees the corporate governance principles and governance structures that contribute to successful risk oversight and management. The Compensation Committee oversees certain risks associated with compensation policies and practices, as discussed below.

The Audit, Nominating and Corporate Governance and Compensation Committees each make full reports to the Board of Directors at each regularly scheduled meeting regarding each committee’s considerations and actions, and risk considerations are presented to and discussed with the Board by management as part of strategic planning sessions and when considering potential acquisitions.

Standards of Conduct

Corporate Governance Guidelines and Pledging

The Board has adopted Corporate Governance Guidelines, which set forth a framework to assist the Board in the exercise of its responsibilities. The Corporate Governance Guidelines cover, among other things, the composition and certain functions of the Board and its committees, executive sessions, Board responsibilities, expectations for directors, director orientation and continuing education, and our policy prohibiting pledging.

In February 2014, the Board amended the Corporate Governance Guidelines to prohibit any future pledging of Colfax’s common stock as security under any obligation by our directors and executive officers. The Board excepted from the policy shares of Colfax common stock that were already pledged at the time the policy was adopted, but any additional share pledges are prohibited. Pledged shares of Colfax common stock do not count toward our stock ownership requirements.

Certain shares of common stock owned by Mitchell Rales, Chairman of our Board, that were pledged at the time that the policy was adopted were grandfathered from the policy. Notwithstanding that the existing pledge was grandfathered under our policy, as part of its risk oversight function the Audit Committee of the Board reviews Mr. Rales’ share pledges on a quarterly basis to assess whether such pledging poses an undue risk to the Company. In evaluating Mr. Rales’ pledge of Colfax shares, the Audit Committee considered that Mr. Rales acquired these shares with his own funds in connection with founding the Company and did not receive them as compensation from Colfax; that, as a founder of Colfax and dedicated long-term stockholder, he has (as with many institutional stockholders) pledged a portion of his shares instead of selling shares for liquidity; and that Mr. Rales, as a founder or significant investor in other public companies (including Danaher Corporation and Fortive Corporation), has significant personal assets. In addition to taking into account the number of shares and percentage of outstanding shares pledged, the Audit Committee has also considered the degree of overcollateralization (the amount by which the market value of the shares pledged as collateral exceeds the amount of secured indebtedness), as the Committee believes this is a key factor in assessing the degree of risk posed by the pledging arrangements. Based on its evaluation, the Committee has concluded that the existing pledge arrangements do not pose an undue risk to the Company. The Audit Committee will continue to periodically review the shares pledged as part of its risk oversight function.

Code of Business Conduct and Ethics

As part of our system of corporate governance, the Board has also adopted a Code of Business Conduct and Ethics (the “Code of Ethics”), which was amended and restated in 2016, that is applicable to all directors, officers and employees of the Company. The Code of Ethics sets forth Company policies, expectations and procedures on a number of topics, including but not limited to conflicts of interest, compliance with laws, rules and regulations (including insider trading laws), honesty and ethical conduct, and quality. The Code of Ethics also sets forth procedures for reporting violations of the Code and investigations thereof.

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Policies on Insider Trading, Hedging and Stock Ownership

The Company has a Policy on Insider Trading and Compliance which, in addition to mandating compliance with insider trading laws, prohibits any director, officer or employee of the Company from engaging in short sales, transactions in derivative securities (including put and call options), or other forms of hedging and monetization transactions, such as zero-cost collars, equity swaps, exchange funds and forward sale contracts, that allow the holder to limit or eliminate the risk of a decrease in the value of the Company’s securities. Further, we have stock ownership policies applicable to our directors and executives to promote alignment of interests between our stockholders, directors and management.

Where to Find Our Key Governance Policies

The Corporate Governance Guidelines and Code of Ethics are available on the Company’s website at www.colfaxcorp.com on the Investors page under the Corporate Governance tab. These materials also are available in print to any stockholder upon request to: Corporate Secretary, Colfax Corporation, 420 National Business Parkway, 5th  Floor, Annapolis Junction, Maryland 20701.

Certain Relationships and Related Person Transactions

Policies and Procedures for Related Person Transactions

We have adopted a written Policy Regarding Related Person Transactions pursuant to which our Nominating and Corporate Governance Committee or a majority of the disinterested members of our Board generally must approve related person transactions in advance. The policy applies to any transaction or series of similar transactions involving more than $120,000 in which the Company is a participant and in which a “related person” has a direct or indirect material interest. “Related persons” include the Company’s directors, nominees for director, executive officers, and greater than 5% stockholders, as well as the immediate family members of the foregoing. In approving or rejecting the proposed transaction, our Nominating and Corporate Governance Committee takes into account, among other factors it deems appropriate, whether the proposed related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the person’s interest in the transaction and, if applicable, the impact on a director’s independence. Under the policy, if we discover related person transactions that have not been approved, the Nominating and Corporate Governance Committee is to be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction.

Related Person Transactions

Set forth below is a summary of certain transactions since January 1, 2017 in which (i) the Company was or is a participant, (ii) any of our directors, executive officers, beneficial owners of more than 5% of our common stock, or the immediate family members of any of the foregoing had or will have a direct or indirect material interest and (iii) the amount involved exceeds or will exceed $120,000:

Transactions with Danaher Corporation

Certain of our subsidiaries purchase products from and sell products to Danaher Corporation (“Danaher”) from time to time in the ordinary course of business and on an arms’-length basis. Such transactions are pre-approved under our Policy Regarding Related Person Transactions. In 2017, our subsidiaries purchased approximately $560,000 of products from, and sold approximately $55,000 of products to, Danaher, which is less than 0.02% of our, and of Danaher’s, gross revenues for 2017. Our subsidiaries intend to purchase products from and sell products to Danaher in the future in the ordinary course of their businesses and on an arms’-length basis. Mitchell P. Rales is the Chairman of Danaher’s executive committee and Steven M. Rales is the Chairman of Danaher’s Board of Directors, and both are the beneficial owners of at least 5% of Danaher’s outstanding common stock and our outstanding common stock.

Transactions with Fortive Corporation

Certain of our subsidiaries purchase products from and sell products to Fortive Corporation (“Fortive”) from time to time in the ordinary course of business and on an arms’-length basis. Such transactions are pre-approved under our Policy Regarding Related Person Transactions. In 2017, our subsidiaries purchased approximately $300,000 of products from, and sold approximately $40,000 of products to, Fortive, which is less than 0.02% of our, and of Fortive’s, gross revenues for 2017. Our subsidiaries intend to purchase products from and sell products to Fortive in the future in the ordinary course of their businesses and on an arms’-length basis. Mitchell P. Rales and Steven M. Rales are each members of Fortive’s Board of Directors, and both are the beneficial owners of at least 5% of Fortive’s outstanding common stock and our outstanding common stock.

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Transactions with BDT & Company, LLC

We engaged BDT & Company, LLC, an affiliate of BDT Capital Partners, LLC, for advisory and investment banking services in connection with our sale of the Colfax Fluid Handling business, which closed in December 2017. This engagement was approved by an independent special committee of our Board of Directors.

BDT & Company, LLC was paid approximately $1.3 million dollars for its services on this transaction. Mr. Orr, who has served as a director of Colfax since 2012 until his retirement from the Board at the Annual Meeting, is President of BDT Capital Partners, LLC. BDT Capital Partners, LLC is the beneficial owner of over 5% of our outstanding common stock.

Contacting the Board of Directors

The Board of Directors has established a process for stockholders and interested parties to communicate with the Board and to report complaints or concerns relating to our accounting, internal accounting controls or auditing matters. Stockholders and interested parties wishing to communicate with our Board may do so by writing to any of the members of the Board, the Chairman of the Board, or the non-management members of the Board as a group, at:

Colfax Corporation

420 National Business Parkway, 5th  Floor

Annapolis Junction, Maryland 20701

Attn: Corporate Secretary

Complaints or concerns relating to our accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee. Other correspondence will be referred to the relevant director or group of directors. Our Policy on Stockholder and Interested Party Communications with the Board of Directors (the “Board Communications Policy”) requires that any stockholder communication to members of the Board prominently display the legend “Board Communication” in order to indicate to the Corporate Secretary that it is communication subject to our policy and will be received and processed by the Corporate Secretary’s office. Each communication received by the Corporate Secretary is copied for our files and promptly forwarded to the addressee. In our Board Communications Policy, the Board has requested that certain items not related to the Board’s duties and responsibilities be excluded from forwarded communications, such as mass mailings and business advertisements. In addition, the Corporate Secretary is not required to forward any communication that the Corporate Secretary, in good faith, determines to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable. However, the Corporate Secretary maintains a list of each communication subject to this policy that is not forwarded, and on a quarterly basis delivers the list to the Chairman of the Board. In addition, each communication subject to this policy that is not forwarded because it was determined by the Secretary to be frivolous, commercial advertising, irrelevant or similarly unsuitable is nevertheless retained in our files and made available at the request of any member of the Board to whom such communication was addressed.

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DIRECTOR COMPENSATION

During 2017 our Board, at the recommendation of our Compensation Committee, approved revisions to our compensation program for non-employee directors. The Compensation Committee recommended these changes following its evaluation of competitive levels for director compensation, utilizing data drawn from our current list of peer companies and its reasoned business judgment. See “Role of Compensation Consultants and Peer Data Review” on page 31. The value of the annual cash retainer for non-executive directors was increased from $60,000 to $80,000, the annual equity grant value was increased from $100,000 to $125,000, and the annual retainer for service as a committee chair was increased by $5,000.

As a result of this review and the approval of these revisions, effective beginning with the second quarter of 2017 our non-employee Board members receive the following:

■	an annual cash retainer of $80,000;
■	an annual equity award valued at $125,000, calculated under the same valuation approach applied in determining our annual equity grants as described in “Compensation Discussion and Analysis—Additional Compensation Information—Equity Grant Practice,” and awarded in connection with our annual meeting of stockholders, which consists of 50% director restricted stock units that vest after one year of service on the Board and 50% director stock options, which are fully vested upon grant and exercisable for a seven-year term;
■	a $20,000 annual retainer for service as the Chair of our Audit Committee and a $15,000 annual retainer for service as Chair of the Compensation Committee or of the Nominating and Corporate Governance Committee; and
■	an initial equity grant of 5,556 restricted stock units upon joining the Board, which vest in three equal annual installments and are settled upon termination of service on the Board.

Our non-executive Chairman of the Board is entitled to receive an annual cash retainer of $1 and does not receive any other cash fees or the initial or annual equity awards described above.

The Board has also approved a stock ownership policy for our directors. Each director is required to own shares our common stock (including shares issuable upon exercise of stock options and shares underlying restricted stock units) with a value equal to five times the annual cash retainer within five years of joining the Board. All of our directors except for Ms. Wienbar and Mr. Teirlinck, who were appointed during 2016 and 2017, respectively, have achieved these ownership targets as of the date of this Proxy Statement.

Further, our Board has adopted a policy prohibiting any director (or executive officer) from pledging as security under any obligation any shares of Colfax common stock that he or she directly or indirectly owns and controls (other than shares already pledged as of February 17, 2014), and providing that pledged shares of Colfax common stock do not count toward our stock ownership requirements.

The Board has adopted a Director Deferred Compensation Plan which permits non-employee directors to receive, at their discretion, deferred stock units, or DSUs, in lieu of their annual cash retainers and committee chairperson retainers. A director who elects to receive DSUs receives a number of units determined by dividing the cash fees earned during, and deferred for, the quarter by the closing price of our common stock on the date of the grant, which is the last trading day of the quarter. A non-employee director also may convert director restricted stock unit grants to DSUs under the plan. DSUs granted to our directors convert to shares of our common stock after termination of service from the Board, based upon a schedule elected by the director in advance. In the event that a director elects to receive DSUs, the director will receive dividend equivalent rights on such DSUs to the extent dividends are issued on our common stock. Dividend equivalents are deemed reinvested in additional DSUs (or fractions thereof) at the dividend payment date.

We also reimburse all directors for travel and other necessary business expenses incurred in the performance of their services on our Board and the committees thereof and extend coverage to them under our directors’ and officers’ indemnity insurance policies.

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The following table sets forth information regarding compensation paid to our directors during 2017:

DIRECTOR COMPENSATION FOR 2017

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	(2)	Option Awards ($)	(4)	Total ($)
Mitchell P. Rales	1		—		—		1
Patrick W. Allender	88,750	(1)	62,519	(3)	62,511		213,780
Thomas S. Gayner	75,000	(1)	62,519	(3)	62,511		200,030
Rhonda L. Jordan	88,750	(1)	62,519	(3)	62,511		213,780
San W. Orr, III	75,000		62,519		62,511		200,030
A. Clayton Perfall	93,750	(1)	62,519	(3)	62,511		218,780
Didier Teirlinck	22,834	(1)	230,685		—		253,519
Rajiv Vinnakota	75,000		62,519		62,511		200,030
Sharon Wienbar	75,000	(1)	62,519	(3)	62,511		200,030
(1)	Messrs. Allender, Gayner, Perfall, Teirlinck and Mses. Jordan and Wienbar elected to receive DSUs in lieu of their annual cash retainers and committee chairperson retainers. DSUs convert to shares of our common stock after termination of service from the Board, based upon a schedule elected by the director in advance. During 2017, the amount of DSUs received in lieu of annual cash retainers and committee chairperson retainers by these directors was as follows: Mr. Allender— 2,249, Mr. Gayner— 1,902, Ms. Jordan— 2,249 Mr. Perfall— 2,376, Mr. Teirlinck— 593, and Ms. Wienbar— 1,902. DSUs received for these cash retainers are considered “vested” and thus are not reflected in the table below.
(2)	Amounts shown in the “Stock Awards” column represent the grant date fair value for stock awards to each director during 2017, as computed pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (“FASB ASC Topic 718”). See note 12 to our consolidated financial statements for the year ended December 31, 2017, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 16, 2018. For all directors other than Mr. Teirlinck, the amounts reflect the grant date fair value of the 2017 annual grant of 1,574 restricted stock units made to each director in connection with the 2017 annual meeting of stockholders, which vest in full on May 18, 2018. For Mr. Teirlinck, the amount shown reflects the grant date fair value relating to the 5,556 restricted stock units granted upon his appointment to the Board on September 18, 2017.
(3)	1,574 restricted stock units granted to each of these directors, which were awarded in connection with the 2017 annual meeting of stockholders, were converted into DSUs at the election of each director. DSUs convert to shares of our common stock after termination of service on the Board, based upon a schedule selected by each director in advance. These DSUs will vest in full on May 18, 2018 in accordance with the vesting schedule applicable to the underlying restricted stock units.
(4)	Amounts represent the aggregate grant date fair value for options to purchase 4,238 shares of our common stock granted to each director in connection with the 2017 annual meeting of stockholders, as computed pursuant to FASB ASC Topic 718. See note 12 to our consolidated financial statements for the year ended December 31, 2017, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 16, 2018. The director stock options are fully vested upon grant and exercisable for a seven-year term.

As of December 31, 2017, the aggregate number of unvested stock awards and unexercised options outstanding held by our non-employee directors was as follows:

Name	Restricted Stock Units	Stock Options
Mitchell P. Rales	—	—
Patrick W. Allender	1,574	19,121
Thomas S. Gayner	1,574	19,121
Rhonda L. Jordan	1,574	19,121
San W. Orr, III	1,574	19,121
A. Clayton Perfall	1,574	19,121
Didier Teirlinck	5,556	—
Rajiv Vinnakota	1,574	19,121
Sharon Wienbar	5,278	4,238

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Proposal 2	Ratification of Selection of Independent Registered Public Accounting Firm

We are asking our stockholders to ratify the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent auditors. Ernst & Young LLP has served as our independent auditor since their appointment in 2002. Although stockholder ratification is not required, the appointment of Ernst & Young LLP is being submitted for ratification as a matter of good corporate practice with a view towards soliciting stockholders’ opinions which the Audit Committee will take into consideration in future deliberations. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. The Board of Directors and the Audit Committee believe that the retention of Ernst & Young LLP as the Company’s independent auditor is in the best interests of the Company and its stockholders.

Representatives for Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees and Services

The following table sets forth the aggregate fees for services rendered by Ernst & Young LLP for the Company for the fiscal years ended December 31, 2017 and 2016:

Fee Category (fees in thousands)	2017	2016
Audit Fees	$5,790	$5,012	(1)
Audit-Related Fees	1,054	—
Tax Fees	1,115	748
All Other Fees	2	2
TOTAL	$8,001	$5,762

(1)	Includes $280,000 that were inadvertently excluded from this total in last year’s Proxy Statement.

Audit Fees

This category of the table above includes fees for the fiscal years ended December 31, 2017 and 2016 that were for professional services rendered (including reimbursement for out-of-pocket expenses) for the integrated audits of our annual consolidated financial statements, for reviews of the financial statements included in our Quarterly Reports on Form 10-Q, and for statutory audits.

Audit-Related Fees

This category of the table above includes the fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” For 2017, Audit-Related Fees included the audited carve-out financial statements of our Fluid Handling business in connection with the disposition of that business in December 2017.

Tax Fees

This category of the table above includes fees billed for tax compliance, tax preparation, tax planning and other tax services. For 2017, Tax Fees included approximately $885,000 for tax compliance and tax preparation and approximately $270,000 for tax planning and other tax services. For 2016, Tax Fees included approximately $476,000 for tax compliance and tax preparation and approximately $272,000 for tax planning and other tax services.

All Other Fees

This category of the table above includes fees billed for products and services other than those described above under Audit Fees, Audit-Related Fees and Tax Fees. For 2017 and 2016, these included fees incurred for Ernst & Young LLP’s online accounting information tool.

The Audit Committee has considered whether the services rendered by the independent registered public accounting firm with respect to the fees described above are compatible with maintaining the independent registered public accounting firm’s independence and has concluded that such services do not impair its independence.

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Audit Committee’s Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee must pre-approve all auditing services, review and attest services, internal control related services and non-audit services provided to the Company by the independent registered public accounting firm and all fees payable by the Company to the independent registered public accounting firm for such services. The Audit Committee also is responsible for overseeing the audit fee negotiations associated with the retention of Ernst & Young LLP for the audit of our financial statements. The Audit Committee has adopted a pre-approval policy to promote compliance with the NYSE’s listing standards and the applicable SEC rules and regulations relating to auditor independence. In accordance with the Audit Committee charter and the pre-approval policy, the Audit Committee reviews with Ernst & Young LLP and management the plan and scope of Ernst & Young LLP’s proposed annual financial audit and quarterly reviews, including the procedures to be utilized and Ernst & Young LLP’s compensation, and pre-approves all auditing services, review and attest services, internal control related services and permitted non-audit services (including the fees and terms thereof) to be performed for us by Ernst & Young LLP. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee consistent with the pre-approval policy, provided that the decisions of such Audit Committee member or members must be presented to the full Audit Committee at its next scheduled meeting. Pre-approval of permitted non-audit services can only be approved by the full Audit Committee.

VOTE REQUIRED

The affirmative vote of the holders of a majority of the votes cast is required to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018.

BOARD RECOMMENDATION

The Board unanimously recommends that stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018.

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AUDIT COMMITTEE REPORT

The Audit Committee consists of A. Clayton Perfall, Patrick Allender and Thomas Gayner, who are all non-management directors. The members of the Audit Committee meet the independence and financial literacy requirements of the NYSE and the additional, heightened independence criteria applicable to members of the Audit Committee under SEC and NYSE rules. In 2017, the Audit Committee held eight meetings. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, which it annually reviews. The charter, which complies with all current regulatory requirements, is available on the Company’s website at www.colfaxcorp.com on the Investors page under the Corporate Governance tab. During 2017, at each of its regularly scheduled meetings, the Audit Committee met with senior members of the Company’s finance team. Additionally, the Audit Committee has separate private sessions, during its regularly scheduled meetings, with the Company’s independent registered public accounting firm and head of internal audit, respectively. The Audit Committee is updated periodically on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has also discussed with the independent registered public accounting firm, their evaluation of the Company’s system of internal control over financial reporting.

The Audit Committee evaluates the performance of the Company’s independent registered public accounting firm each year and determines whether to reengage the current independent registered accounting firm or consider other independent registered accounting firms. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the independent registered accounting firm, the firm’s global capabilities, and the firm’s technical expertise, tenure as the Company’s independent registered accounting firm and knowledge of the Company’s global operations and businesses. In connection with the applicable audit partner rotation requirements, the Audit Committee also is involved in considering the selection of the auditors’ lead engagement partner when rotation is required. Based on this evaluation, the Audit Committee decided to engage Ernst & Young LLP as our independent registered accounting firm for the year ended December 31, 2018. The Audit Committee reviews with the independent registered accounting firm and management, the overall audit scope and plans, as well as the results of internal and external audit examinations and evaluations by management and the independent registered accounting firm of the Company’s internal controls over financial reporting and the quality of the Company’s financial reporting. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee recommends that the Board ask stockholders, at the Company’s annual meeting, to ratify the appointment of the independent registered accounting firm (see Proposal 2 beginning on page 20).

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2017 with management and with the Company’s independent registered public accounting firm, including a discussion of the quality and suitability of the accounting principles, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee are appraised of certifications prepared by the Chairman and Chief Executive Officer and the Chief Financial Officer that the unaudited quarterly and audited annual consolidated financial statements of the Company fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews the Company’s quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements, and other reports, and of the independent registered public accounting firm, who are engaged to review the quarterly consolidated financial statements of the Company, and audit and report on the annual consolidated financial statements of the Company and the effectiveness of the Company’s internal control over financial reporting as of the Company’s year-end.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. On the basis of the reviews and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2017 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors

A. Clayton Perfall, Audit Committee Chair

Patrick Allender

Thomas Gayner

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COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers for 2017 should be read together with the compensation tables and related disclosures set forth under the section heading “Executive Compensation.”

Executive Summary

Named Executive Officers

The following discussion provides details regarding our executive compensation program and the compensation of our named executive officers in 2017. Our named executive officers (“NEOs”) for 2017 are:

Name	Title
Matthew Trerotola	President and Chief Executive Officer
Christopher Hix	SVP, Finance, Chief Financial Officer and Treasurer
Daniel Pryor	EVP, Strategy and Business Development
Shyam Kambeyanda	SVP, Colfax, ESAB President
Ian Brander	SVP, Colfax, Howden President
Darryl Mayhorn	Former SVP, Colfax, and Former President, Colfax Fluid Handling

Our Compensation Philosophy and Guiding Principles

Our executive compensation approach links compensation to Company and individual performance while aligning the long-term interests of management and stockholders. We strive to create a compensation program for our associates, including our executives, that provides a compelling and engaging opportunity to attract, retain and motivate the best talent. We believe this opportunity results in performance-driven leadership that is aligned to achieve our financial and strategic objectives with the intention to deliver superior long-term returns to our stockholders. Utilizing this philosophy, our executive compensation program has been designed to:

Link rewards to performance and foster a team- based approach	Each executive has clear performance expectations and must contribute to our overall success rather than solely to objectives within his or her primary area of responsibility.
Align the performance responsibilities of executives with the long-term interests of stockholders	Our program emphasizes long-term stockholder value creation by using stock options and performance-based restricted stock units, in combination with a stock ownership policy, to deliver long-term compensation incentives while minimizing risk taking behaviors that could negatively affect long-term results.
Provide transparency through simplicity of design and practices	We provide three main elements in our compensation program– base salary, Annual Incentive Plan, and long-term incentives–with an appropriate blend of purposes and incentives linked to easily understood objectives, as described further on page 26.

Fiscal 2017 Pay for Performance Alignment and Compensation Overview

In 2017, we continued to implement compensation program enhancements committed to in 2016 to promote further alignment between our compensation program and Company objectives and stockholder interests, as discussed below under “Our Executive Compensation Program – Implementing Stockholder Feedback.” This included a redesign for the performance-based restricted stock units (“PRSUs”) granted in 2017 and annual equity grants during 2017 that did not include any special equity awards.

During the year we made progress on key Company strategic priorities and improved our overall revenue for the year, but consolidated results fell short of our expectations. We faced pressures in our business environment over the second half of 2017 within Howden and ESAB, as discussed further below, and in the face of these challenges did not meet our high operating execution standards. As a result, we did not achieve our financial goals, leading to an overall corporate bonus achievement that was above threshold but below target for Messrs. Trerotola, Hix, and Pryor under our 2017 Annual Incentive Plan (“AIP”). In assessing our performance against the AIP targets, we felt it was important to recognize the Company’s results and progress in building a foundation for the future while acknowledging that full-year

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profitability and our operational reaction to business pressures in the second-half of the year fell short of our expectations and commitment to high performance standards. Accordingly, management recommended, and the Compensation Committee approved, the reduction of the AIP payout related to overall performance by 10% from the percentage payout based on achieved results for each NEO.

For our corporate executives, our overall Company performance resulted in an AIP achievement of 83% for Messrs. Trerotola, Hix, and Pryor before the additional AIP reduction, as discussed in more detail below in the AIP business results table on page 27 under “Annual Incentive Plan.”

For ESAB, despite commodity price pressures during the later portion of 2017 that impacted overall operating margin achievement, the business grew organically year-over-year and also continued to improve its adjusted operating margin. These results were reflected in an AIP achievement of 99% before the additional AIP reduction for Mr. Kambeyanda, as discussed in more detail below in the AIP business results table on page 27 under “Annual Incentive Plan.”

For Howden, despite significant restructuring efforts that protected operating profit results and healthy progress in shifting focus to industrial applications, decreases in the Power end-market and a stall in the Oil & Gas market recovery created a challenging operating environment for the full year, as reflected in an AIP achievement of 61% before the additional AIP reduction for Mr. Brander, as discussed in more detail below in the AIP business results table on page 27 under “Annual Incentive Plan.”

Fluid Handling delivered improved performance and profitability that facilitated a successful sale, as reflected in an AIP achievement of 120% before the additional AIP reduction for Mr. Mayhorn. The sale of this business was a key strategic milestone for our portfolio development, which provides more flexibility to execute our growth strategy. Separate transaction-related bonuses were also paid to Mr. Mayhorn and Mr. Pryor in recognition of their significant contributions to the successful Colfax Fluid Handling sale.

Further, during 2017 equity grants were made to our NEOs as follows:

–	Mr. Trerotola did not receive any equity awards in 2017 due to his new hire grant in 2015 and his special equity grant that was made in January 2016; and
–	Annual equity awards for our other NEOs consisted of (i) stock options that vest in equal installments over a three-year period following their grant date, and (ii) PRSUs that will be earned, if at all, based on the achievement of operating margin and total stockholder return (TSR) targets over a three-year measurement period.

Our Executive Compensation Program – Implementing Stockholder Feedback

As further described in our 2017 Proxy Statement we conducted expanded stockholder outreach in connection with and following our 2016 advisory vote on executive compensation, which contributed to changes in several elements of our compensation program. These changes were approved by the Compensation Committee and the Board during the second half of 2016 for implementation during 2017 and included:

■	An annual equity grant practice that does not use special equity awards (other than in the context of new hire packages);
■	Redesign of PRSUs granted in 2017 and going forward to better align with Company objectives and long-term stockholder returns via the establishment of a cumulative three-year performance period and the incorporation of a key operational improvement metric (three-year adjusted operating margin) and TSR relative to a comparable benchmark index (S&P MidCap 400 Industrials); and
■	Providing an annual say-on-pay vote.

Each of these compensation program enhancements was implemented for 2017. Further, driven by the Compensation Committee’s continuing assessment of the pay-for-performance alignment of our compensation program, the Compensation Committee established the following target compensation program for our executive officers in 2017:

2017 NEO Incentive Compensation Structure (Average)

75% of NEO compensation “at risk” and aligned with company and shareholder success

*	This reflects performance goals under the plan for corporate-level executives; weightings and performance goals differ for business unit executives as discussed below.

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The Compensation Committee looks at each of the three compensation elements– base salary, Annual Incentive Plan, and Long-Term Incentive Plan– individually while also considering the total compensation package provided to create an appropriate mix designed to incentivize our executives. Each primary element of our executive compensation program has a different purpose:

Element of Compensation	Purpose/Description	Form/Timing of Payout
Base Salary	Established at a competitive level to attract and retain our executive talent. Provides a base level of compensation that is not at risk to avoid fluctuations in compensation that could distract executives from the performance of their responsibilities.	Paid in cash throughout the year
Annual Incentive Plan (“AIP”)	Rewards our executive officers for achievement of operational and financial performance goals by the Company and, if applicable, respective business units, and to recognize the executive’s individual performance during the year.	Paid in cash after the year has ended and performance has been measured. See page 26 for further detail.
Long-Term Incentive Plan	Align the rewards of executives with the long-term interests of stockholders by encouraging sustained and superior long-term operational and financial performance and increases in stockholder returns over an extended period of time.	See page 30 for further detail.

The framework of our executive compensation program includes the governance features and other specific elements discussed below:

What we do	What we don’t do
Pay for performance focus – Our AIP compensation is linked to pre-established financial and operational goals that are intended to drive performance over the annual performance plan period. Options and PRSUs are linked with longer-term performance, our stock price, and, for PRSUs, a key operational metric and relative TSR, which we believe incentivizes long-term Company success and stockholder value creation.	No gross-up payments to cover excise taxes or perquisites – We do not provide tax gross-ups to our executives in connection with severance benefits or executive perquisites other than relocation.
Varying performance metrics under short-term and longer- term incentive plans – In balancing compensation objectives linked to short-term and long-term periods of time, the Company seeks to align compensation with several performance metrics that are critical to achievement of sustained growth and stockholder value creation.	No pledging and hedging of Company stock – We prohibit our executives and directors from hedging Colfax stock and from entering into new pledge arrangements or derivative agreements using Colfax stock.
Caps on Annual Incentive Plan payouts – Executive bonus payments are capped under our AIP, as approved by our stockholders, in part to discourage excessive risk taking. The Compensation Committee is prohibited from increasing compensation payable with respect to each performance metric once established, but retains the discretion to reduce or eliminate compensation under our AIP even if performance goals are attained.	No repricing of underwater stock options – We do not permit the repricing of underwater stock options without the express approval of our stockholders.
Double trigger provisions for change in control – Severance payable upon a change in control is only received upon executive’s employment termination without cause or resignation for good reason within two years following the change in control. This approach is commonly referred to as “double trigger.”	No compensation programs or policies that reward for material or excessive risk taking – We annually review the Company’s compensation policies and practices in relation to our risk management practice and any potential risk-taking incentives. Our most recent assessment in March 2018 concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.
Clawback Policy – We have a comprehensive compensation clawback policy that is triggered by a material restatement of the Company’s financial statements and applies to all of our executive officers.	No pension plan – We do not maintain a pension plan for any senior executives, other than a frozen foreign plan that we acquired via acquisition which is limited to a small number of historical participants.
Stock Ownership Policy – We have a robust stock ownership policy to further align the long-term financial interests of Company executives with those of our stockholders.
Independent Compensation Committee and Consultant – Our Compensation Committee is comprised solely of independent directors. The compensation consultant to the Compensation Committee during 2017, FW Cook (i) is, based on the Compensation Committee’s assessment, independent and without any conflicts of interest with the Company and (ii) has never provided any services to the Company other than the compensation-related services provided to the Compensation Committee. See page 32 for further details.

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Determination of Executive Compensation and Performance Criteria

Our executive compensation program is based on the philosophy and design outlined above with a focus on exceptional performance and continuous improvement from our management team. Within this framework, the Compensation Committee exercises its reasoned business judgment in making executive compensation decisions and takes into account recommendations by our Chief Executive Officer with respect to the compensation of each executive officer, other than himself (see “CEO Recommendations” on page 31). Some of the factors that generally are referenced when making executive compensation decisions, none of which are assigned a particular weight, are as follows:

■	The nature of the executive’s position
■	The Compensation Committee’s assessment of pay levels and practices in our competitive marketplace. See “Role of Compensation Consultants and Peer Data Review” on page 31
■	The performance record of the executive
■	The Company’s operational and financial performance
■	The executive’s leadership potential

Further, a substantial percentage of compensation under our Annual Incentive Plan is determined solely by the achievement of annual performance criteria based on Board-approved financial and operational goals for the fiscal year. These goals are then incorporated into the metrics set for our Annual Incentive Plan and approved by the Compensation Committee, as further discussed under “Bonus Calculation - Financial and Operational Metrics and 2017 Performance Results” on page 28. We believe that this link to our Board-established corporate and business goals reinforces alignment and incentives for breakthrough results both at the business-unit level and Company-wide.

Elements of Our 2017 Executive Compensation Program

Base Salary

Base salaries are designed to provide compensation that is market competitive so that we can attract the best qualified individuals and retain our senior management. Base salaries are established at an executive’s hire and generally reviewed annually for potential increases. The salary levels set for our NEOs in fiscal 2017 were based on the Compensation Committee’s assessment of the relative roles and responsibilities of management and the results of their individual performance assessments, combined with perspective from the competitive compensation data prepared by FW Cook and the Compensation Committee’s reasoned business judgment. After remaining flat for 2016, NEO base salaries were increased in 2017 primarily reflecting our operational improvements and the Compensation Committee’s competitive marketplace review. A comparison of base salary levels set for 2017 and 2016 is set forth below:

Named Executive Officer	2016 Annual Base Salary	2017 Annual Base Salary	Percentage Increase
Mr. Trerotola	$1,000,000	$1,030,000	3.0%
Mr. Hix	$550,000	$560,000	1.8%
Mr. Pryor	$515,000	$530,000	2.9%
Mr. Kambeyanda	$470,000	$490,000	4.3%
Mr. Brander	£296,000	£310,000	4.7%
Mr. Mayhorn	$465,000	$475,000	2.2%

Annual Incentive Plan

The goal of our Annual Incentive Plan is to reward our executives for achievement in key areas of Company operational and financial performance as well as each executive’s individual contributions to Company success. Our AIP provides our NEOs the opportunity to receive an incentive payment that is expressed as a percentage of the executive’s base salary (i.e., “target bonus”). The target bonus incentivizes our NEOs to achieve key Company performance metrics set by our Compensation Committee and derived from annual goals for Colfax’s operational and financial performance established by our Board in its strategic planning and corporate budget development. The performance metrics established by the Compensation Committee for business leaders reflect both Company-wide and business-specific performance targets. The performance measures and specific financial and operational metrics used, which are discussed below in greater detail, are set at the beginning of each year. In addition, the amount payable based on Company-wide and business-specific performance can be adjusted upward or downward based on individual performance goals. Actual bonus amounts are determined following completion of the performance year and are based on performance relative to the pre-established goals using the following formulas:

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Under our Annual Incentive Plan:

■	executives can achieve a payout percentage of their target bonus ranging from zero for below-target performance to a threshold of 50% to a maximum of 200%, with 100% target goal achievement resulting in 100% payout of the individual’s target bonus for that performance metric, based on the extent to which objective pre-established financial and operational performance goals are achieved; and
■	the amount earned based on Company-wide and business-specific performance is subject to adjustment upward (by up to 50%, subject to a 250% payout cap) or downward to zero based on individual achievement as measured by an Individual Performance Factor (IPF).

The IPF is linked to each executive’s specific annual objectives, which are separate from the operational performance measures under the Annual Incentive Plan but are also designed to meaningfully drive Company performance, key initiatives, and build our foundation for future growth.

Detail regarding the individual components of these formulas, including a calculation of the payout percentages and description of the IPF component, follows the NEO bonus payout tables.

Key Executive Team Achievements

■	Delivery of revenue growth consistent with our commitment to strengthening our foundation for the future and providing long-term stockholder returns
■	Continued increases in ESAB profitability and sales
■	Execution of restructuring actions that reduced our 2017 costs
■	Colfax Business System (“CBS”) driven improvements in safety and on-time delivery
■	Successful sale of the Fluid Handling business, which strengthened our balance sheet and supports our strategic growth program
■	Multiple complimentary acquisitions in key markets, including Siemens Turbomachinery Equipment GmbH (“STE”), which provides a stronger European footprint, HKS and Ventsim, which contribute to an expansion of our digital growth initiatives, and EWAC, a market leader in the repair and maintenance sector in India
■	Successful recruitment for and CBS immersion of new Colfax SVP, CBS & Supply Chain leader

Bonuses Paid for 2017 Performance

Bonuses were calculated using the following formula before application of the IPF as described below on page 29. Percentage payouts under our AIP were further reduced by 10% across the Company, as described above on page 23 under “Fiscal 2017 Pay for Performance Alignment and Compensation Overview.” The target and actual bonus award paid to each NEO under the AIP for 2017 are set forth below. These bonuses are also reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below on page 36.

NEO	Base Salary	Target Bonus Percentage		Target Bonus		Payout Percentage (includes discretionary 10% reduction)		Total Annual Incentive including IPF
Mr. Trerotola	$1,030,000	X	120%	=	$1,236,000	X	75%	=	$881,000
Mr. Hix	$560,000	X	80%	=	$448,000	X	75%	=	$319,000
Mr. Pryor	$530,000	X	80%	=	$424,000	X	75%	=	$382,000
Mr. Kambeyanda	$490,000	X	75%	=	$367,500	X	88%	=	$340,000
Mr. Brander	£310,000	X	75%	=	£232,500	X	55%	=	£102,000
Mr. Mayhorn	$475,000	X	70%	=	$332,500	X	108%	=	$338,000	*

*	Mr. Mayhorn’s bonus was pro-rated through December 10, 2017, the closing date for the sale of the Fluid Handling business.

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Bonus Calculation – Target Bonus

The Compensation Committee annually reviews and approves AIP target bonus percentages for each executive officer in alignment with our compensation philosophy and taking into consideration the Compensation Committee’s competitive marketplace review. Targets as a percentage of base salary did not change from prior year targets except for Mr. Kambeyanda, whose AIP target increased from 70% to 75% to better align with the Compensation Committee’s evaluation of the competitive market for executives with similar roles and experience levels.

Bonus Calculation – Financial and Operational Metrics and 2017 Performance Results

For corporate executives, financial targets based on net sales (as adjusted), operating profit (as adjusted), working capital turns (as adjusted), and adjusted EPS constituted the performance measures under our AIP before the IPF was applied (as discussed further below on page 29). For all NEOs, the “target goals” (the level of performance necessary to achieve the target bonus payout) were pre-established by the Compensation Committee based upon Board-approved operational and financial goals for 2017 and were set at levels that would represent significant progress in each category toward the achievement of the Company’s long-term growth objectives and align with the Board-approved corporate budget.

Given that the Fluid Handling business was sold on December 10th, the actual achievement during the period of our ownership was adjusted to account for the remaining portion of the fiscal year performance period using our final forecast for the Fluid Handling business prior to its disposition, which resulted in the full year performance levels for Fluid Handling used in the bonus calculations.

For Messrs. Kambeyanda, Brander, and Mayhorn, corporate measures constituted 30% of the potential payout factor with their business goals consisting of 70% of the total target, which is intended to drive accountability for business operational results. The Compensation Committee selected these weightings when it established the goals for the year based on the results of our Board’s strategic planning process and corporate budget. The AIP is formulaic in nature and neither the Board, the Compensation Committee nor any executive is able to exercise any upward discretion with respect to the payout levels of each performance metric once established by the Compensation Committee. The financial and operational performance measures and corresponding weightings of these metrics for 2017 were as follows:

Measure*	Corporate	ESAB	Howden	Fluid Handling
Net sales (as adjusted); Orders for Howden	25%	30%	30%	30%
Operating Profit (as adjusted)	40%	50%	50%	50%
Working Capital Turns (as adjusted)	20%	20%	20%	20%
Adjusted EPS(1)	15%	N/A	N/A	N/A
*	Under the criteria established by the Compensation Committee, target goals for business and corporate metrics were adjusted to (1) account for the effect of unbudgeted currency exchange rate fluctuations on the translated financial results of businesses with operating currencies other than the U.S. dollar, and, (2) account for the inclusion in our financial results of 2017 acquisitions, but only to (i) conform with internal budgeting at the time of such adjustment and (ii) increase the financial targets required to be obtained for net sales, adjusted operating profit, or adjusted EPS goals. Adjustments are intended to measure performance based on core operational results without the impact of infrequent or unusual items, and did not lower target goals.
(1)	Adjusted EPS is defined as net income adjusted for the after-tax impact of discontinued operations, the cumulative effect of accounting changes, restructuring costs, asset impairment, goodwill impairment, legacy legal and asbestos trend/coverage percentage adjustments, costs related to acquisitions in excess of budgeted amounts, pension settlement costs, and as further adjusted for the impact of foreign currency exchange gains or losses arising from the initial recognition of a highly inflationary currency and early extinguishment of debt costs.

Payouts under our AIP are calculated using the following scale, before application of the IPF (which impact is capped by the 250% maximum payout):

2017 Annual Incentive Plan Payout to Performance

Metric Performance % of plan

*	Working capital turns (WCT) threshold and maximum set within bounds based on management assessment of WCT performance expectations.

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The 2017 corporate performance goals and achievement for each are set forth below. As shown in the table, the weighted average performance result for these corporate metrics was 83% of plan before application of the 10% reduction, compared to 79% of plan for 2016 and 52% of plan for 2015.

Measure (weighting)	Target Goal	Threshold Goal	Threshold Payment	Maximum Goal	Maximum Payment	Actual Result	Payout Percentage	Net Payout Percentage based on weighting
Net sales (as adjusted) (25%)	$3.647 billion	$3.307 billion	50%	$4.041 billion	200%	$3.79 billion	131%	33%
Operating Profit (as adjusted) (40%)	$360 million	$288 million	50%	$432 million	200%	$345.6 million	90%	36%
Working Capital Turns (as adjusted) (20%)	5.4	5.1	50%	5.7	200%	4.9	0%	0%
Adjusted EPS (15%)	$1.70/share	$1.36/share	50%	$2.04/share	200%	$1.66/share	94%	14%
Weighted aggregate for all corporate metrics in 2017								83%
Weighted aggregate for all corporate metrics in 2016								79%
Weighted aggregate for all corporate metrics in 2015								52%

The table below summarizes the 2017 achievement of business goals for Messrs. Kambeyanda, Brander, and Mayhorn, which aggregated with the corporate goal results as shown above determine their AIP financial and operational performance factor:

Measure	ESAB*	Howden*	CFH*
Sales (as adjusted); Orders for Howden (30%)	123%	79%	141%
Operating Profit (as adjusted) (50%)	104%	57%	165%
Working Capital Turns (as adjusted) (20%)	87%	0%	56%
Business Achievement	106%	52%	136%

*	The respective business unit metrics constituted 70% of each executive’s potential AIP performance payout, in aggregate, and the corporate metrics constituted 30% of the potential payout. Fluid Handling results were adjusted as discussed above.

We do not disclose the specific target goals or achievement for sales (as adjusted), orders (for Howden), operating profit (as adjusted) or working capital turns (as adjusted) applicable to our business segments as they are highly confidential to our businesses. We believe that disclosure of this information would be competitively harmful to us, as it would provide our competitors with strategic information specific to certain businesses, thus providing our competitors insight into our plans and projections for such businesses. As evidenced by our performance this year, these target levels are designed to be difficult to accomplish and are not certain to be met.

Bonus Calculation– Individual Performance Factor

In addition to the target bonus percentages and financial and operational metrics discussed above, the third and final factor under our AIP is the Individual Performance Factor (IPF). This is a multiplier that ranges from 0 to 1.5 (subject to an overall payout cap of 250% of the target bonus) based on individual performance, embodiment of our Company’s core values, and achievement of key performance indicators (KPIs) set in advance for each executive by our CEO, or, for our CEO, by the Board. The individual performance factor and KPIs set thereunder are included as part of the AIP so that non-financial Company objectives over which the executive has primary control are factored in as a reasonable part of the individual’s total annual bonus for the year. The individual performance factors for each executive were determined after evaluating each NEO’s performance, including the collective achievements detailed on page 27 above. For AIP payouts, bonus allocations were formulated based on Board-approved budgets, with a 1.0x average payout target for participants in the AIP and deviations from that average permitted if supported by performance or based on external circumstances outside of management’s control. For 2017, IPFs for our NEOs ranged from 0.8 to 1.2.

Compensation Actions Related to the Sale of Colfax Fluid Handling

On December 11, 2017, we completed the sale of our Fluid Handling business to CIRCOR International, Inc. (CIRCOR) for cash and CIRCOR shares representing approximately 16.5% of CIRCOR’s issued and outstanding shares on the closing date. This business delivered significant financial performance improvements over a two-year period prior its sale, which contributed to our ability to successfully capture its value upon sale. In order to ensure the continued focus of our Fluid Handling management team as the sale process was undertaken, Mr. Mayhorn, who at the time was President of Colfax Fluid Handling, and certain key associates within Fluid Handling were provided retention bonuses contingent on the successful completion of the sale process. Accordingly, Mr. Mayhorn earned a $400,000 retention bonus at closing. Further, given the execution and effort throughout the sale process, which strengthened the Company’s balance sheet and provides more flexibility for our growth strategy, each of Mr. Mayhorn and Mr. Pryor, our EVP, Strategy & Business Development, also received bonuses of $500,000 in recognition of their performance and contributions

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toward achieving this strategic milestone. In connection with his termination as an executive officer of Colfax upon the closing of the sale and in light of our continuing interest in a successful transition through our ownership of CIRCOR shares, we also entered into a six-month transition services agreement with Mr. Mayhorn as an employee of Colfax to facilitate the successful transfer of the Fluid Handling business to CIRCOR. Under this agreement, contingent upon the successful provision of the transition services, Mr. Mayhorn is to receive a severance payment equal to one year of his base salary and target bonus, in an aggregate amount $807,500, upon completion of the transition services term. Further, following completion of the transition services term and termination thereunder, Mr. Mayhorn shall serve as a consultant to the Company until March 31, 2019 in connection with specific work related to CBS projects for $10,000 per month and for no more than 30 hours per month.

Long-Term Incentives

The goal of our long-term incentive plan is to align the compensation of executives with the interests of stockholders by encouraging sustained long-term improvement in operational and financial performance and long-term increase in stockholder value. Long-term incentives also serve as retention instruments and provide equity-building opportunities for executives. In recent years, we have granted stock options and PRSUs as our primary forms of equity awards, with service-based RSUs being granted principally as recruitment or promotion awards at the time of hire or promotion. Vesting of PRSUs granted during 2017 is conditioned upon achieving a key operational improvement metric (adjusted operating margin) over a three-year period and an investor return benchmark (relative TSR vs. the S&P MidCap 400 Industrials Index), also measured over a three-year period. Once vested, at least 50% of the shares delivered pursuant to the PRSUs (net of shares withheld or sold for taxes) must be held for an additional one-year period.

Outstanding PRSUs

Vesting of PRSUs granted prior to 2017 was tied to both achieving a specified increase in cumulative adjusted earnings per share for any four consecutive quarters within a ten- to twelve-quarter period and satisfying a specified service period. None of the outstanding PRSUs held by the NEOs were earned in 2017 and grants made during 2014 were cancelled without any shares being issued following the end of their performance period.

Annual Grants under Omnibus Incentive Plan

On February 13, 2017, the Compensation Committee granted stock options and PRSUs under the 2016 Omnibus Incentive Plan with a target aggregate value as set forth in the table below. Each NEO received 50% of the annual award in the form of PRSUs and 50% of the annual award in the form of stock options. Mr. Trerotola did not receive annual equity grants in 2017 due to his new hire grant in 2015 and his special equity grant that was made in January 2016.

Annual Grant Recipient	Total Aggregate Value of Grant ($)
Mr. Trerotola	—
Mr. Hix	1,700,000
Mr. Pryor	1,750,000
Mr. Kambeyanda	1,000,000
Mr. Brander	1,000,000
Mr. Mayhorn	800,000

Stock options vest in three equal annual installments beginning on the first anniversary of the grant date and PRSUs cliff vest at the end of the three-year measurement period to the extent of achievement of the performance metrics based on the following payout scale, with each factor weighted 50% in determining the award payout:

	3 Year TSR Percentile Rank*	Adjusted Operating Margin*	Resulting Shares Earned (% of target)
Below Threshold	<30th	<10%	0%
Threshold	30th	10%	50%
Target	55th	10.5%	100%
Maximum	80th	11%	200%

*	Linear interpolation between achievement points

Additional Compensation Information

Other Elements of Compensation–Non-Qualified Deferred Compensation and Perquisites

The Company does not maintain a pension plan and instead makes matching contributions to a tax-qualified 401(k) plan and Non-Qualified Deferred Compensation Plan. We established the Non-Qualified Deferred Compensation Plan, which provides participants the opportunity to defer a percentage of their compensation without regard to the compensation limits imposed by the Internal Revenue Code under our 401(k) plan, to allow our senior-level executives to contribute toward retirement on a tax-effective basis in a manner that is consistent with other Colfax employees who are not limited by the Internal Revenue Code limits. For additional details concerning the Non-Qualified Deferred Compensation Plan, please see the Non-Qualified Deferred Compensation Table and the accompanying narrative disclosure.

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With respect to Mr. Brander, who is based in the U.K., as discussed below in the footnotes to the Summary Compensation Table, Howden makes contributions to the Howden Retirement Plan, a defined contribution plan, on his behalf. In addition, as discussed following the Pension Benefits table below, Mr. Brander maintains a balance in the Howden Group Retention Plan, a frozen defined benefit pension plan. Mr. Brander’s benefits under the Howden Group Retention Plan do not grow with any additional earnings or service.

Aside from the benefits provided to Mr. Trerotola at the time of his hire, which include (i) an automobile allowance of $20,000 per year and (ii) personal use of a private aircraft chartered by the Company and/or personal financial planning services (or any combination thereof) in an aggregate amount not to exceed $100,000 in compensation income (i.e., imputed income under tax rules) in any calendar year, we provide minimal perquisites other than business-related items such as relocation assistance, which may be grossed-up consistent with competitive market recruitment practices, and benefits provided in non-U.S. locations in accordance with local practice.

Employment & Service Agreements

Messrs. Trerotola and Pryor are party to the same form of employment agreement. These agreements provide for a two-year initial term, or in the case of Mr. Trerotola’s CEO Employment Agreement, a three-year initial term, with automatic one-year term extensions thereafter, unless our Board or the executive provides written notice in advance to terminate the automatic extension provision. Each executive’s base salary may not be reduced below the amount previously in effect without the written agreement of the executive. In addition, as set forth in their current employment agreements, each of Messrs. Trerotola and Pryor are entitled to participate in our Annual Incentive Plan with a target bonus amount no less than 120% and 50%, respectively, of his base salary then in effect. The employment agreements with our executive officers provide severance benefits and provide change in control benefits only if a termination for “good reason” or other than for “cause” occurs within two years following the change in control (i.e., “double trigger” provisions”).

Mr. Hix’s letter agreement entered into upon his hire provides for severance and change in control benefits primarily commensurate with those provided in our employment agreements. Mr. Kambeyanda is party to a letter agreement with the Company that specifies his starting annual salary and a target bonus of at least 70% under the AIP. This agreement also provides for a transition bonus made in connection with his hire that is to be paid in installments over his first five years of employment (with $330,000 payable in 2017, and $130,000 payable in each of 2018, 2019 and 2020). This letter agreement also provides that Mr. Kambeyanda is subject to our Executive Officer Severance Plan. Mr. Brander is party to a service agreement with Howden Group Ltd., which he entered into prior to our acquisition of the Howden business in 2012.

In connection with his termination of employment with Colfax on the closing of the sale of our Fluid Handling business, Mr. Mayhorn is also party to a six-month transition services consulting agreement with us to facilitate the successful transfer of this business to CIRCOR, as described further above on page 29 under “Compensation Actions Related to the Sale of Colfax Fluid Handling.”

Additional details regarding the material terms of these agreements are summarized under “Employment Agreements and Executive Officer Severance Plan” on page 41 and “Potential Payments Upon Termination or Change in Control” on page 43 and a summary of the materials terms and eligibility requirements for the Executive Officer Severance Plan is provided under “Potential Payments Upon Termination or Change in Control”.

Stock Ownership Policy and Stock Holding Requirements

Our stock ownership policy further aligns the long-term financial interests of Company executives with those of our stockholders while also serving as a risk mitigation tool. Each executive at a vice president level or higher must retain at least one-half of vested equity awards, less shares withheld or sold for tax withholding obligations, until the executive has accumulated shares of our common stock or other qualifying forms of equity having the value described below. The ownership value thresholds are as follows:

Leadership Position	Value of Shares
President and CEO	6x base salary
EVP/SVP	3x base salary
VP	1x base salary

Further, in complement to the stock ownership policy all executives must hold at least 50% of any vested PRSUs (net of taxes) for a minimum of one year following vesting and delivery. All of the Company’s NEOs have achieved these ownership targets as of the date of this Proxy Statement.

CEO Recommendations

During 2017 Mr. Trerotola, provided recommendations to the Compensation Committee with respect to the compensation levels for our executive officers, other than for himself. These recommendations were based on his assessment of the executive officer’s relative experience, overall performance, and impact on the achievement of our financial and operational goals and strategic objectives, combined with perspective from the competitive review data. While the Compensation Committee took these recommendations under advisement, it independently evaluated the pay recommendations for each executive officer and made all final compensation decisions in accordance with its responsibilities as set forth in the Compensation Committee Charter.

Role of Compensation Consultants and Peer Data Review

Our Compensation Committee also obtains perspective from competitive data reviewed by FW Cook, the independent advisor to the Compensation Committee on matters of executive compensation. In July 2013, the Compensation Committee considered a list of peer companies recommended by FW Cook to reflect the peers used by financial analysts and governance advisors covering Colfax and to represent our growth trajectory, revenue, market capitalization and overall scope and nature of operations. This list continued to be used as a reference point by the Compensation Committee during 2017, with the exception of Dresser Rand, which was removed from the group following its acquisition in 2015. Our peer group is as follows:

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Colfax Peer Group

Ametek Inc.	Illinois Tool Works Inc.	Roper Technologies, Inc.
Crane Co.	Joy Global Inc.*	Snap-on Incorporated
Dover Corporation	Kennametal Inc.	SPX Corporation
Eaton Corporation plc	Lincoln Electric Holdings, Inc.	The Timken Company
Flowserve Corporation	Pentair plc	Valmont Industries, Inc.
IDEX Corporation	Rockwell Automation, Inc.	Xylem Inc.

*	Acquired in April 2017 but used included in reference data during early 2017

While competitive review data drawn from this group is not used to “benchmark” the amount of compensation paid to the NEOs (or to our executives in general), the information was utilized by the Compensation Committee as one of many reference points to assist in its compensation decisions.

Independence of Compensation Consultant

At a meeting in March 2018, the Compensation Committee considered the independence of FW Cook in light of the SEC rules regarding conflicts of interest involving compensation consultants and NYSE listing standards regarding compensation consultant independence. The Compensation Committee requested and received a letter from FW Cook addressing conflicts of interest and independence, including specific factors enumerated in both relevant SEC rules and NYSE listing standards. The Compensation Committee discussed and considered these factors, and other factors it deemed relevant, and concluded that FW Cook is independent and that its work during 2017 did not raise any conflict of interest.

Compensation Program and Risk

As part of our continued appraisal of our compensation program, management, with oversight from the Compensation Committee, annually reviews our compensation policies and practices and the design of our overall compensation program in relation to our risk management practices and any potential risk-taking incentives. This assessment includes a review of the primary elements of our compensation program in light of potential risks:

Compensation Program Risk Considerations

Pay Mix	■	Compensation program includes an appropriate mix of short and long-term incentives, which mitigates the risk of undue focus on short-term targets while rewarding performance in areas that are key to our long-term success.
	■	Base salaries are set at competitive levels to promote stability and provide a component of compensation that is not at risk.
Performance Metrics and Goals	■	Distinct performance metrics are used in both our short-term (AIP) and long-term incentive plans.
	■	Our Annual Incentive Plan is designed with a payout scale (including a maximum cap) that supports our pay for performance philosophy, as set forth on page 23 above.
Long-Term Incentives	■	The equity grant portion of our compensation program, combined with our stock ownership guidelines and stock holding requirements, is designed to align the long-term interests of our executives with those of our stockholders.

We have controls and other policies in place that serve to limit excessive risk-taking behavior within our compensation program, including but not limited to the following:

Compensation Risk Mitigation Components

Compliance Risk Mitigation	■	Oversight of our compensation process and procedures by the Compensation Committee, each member of which has been determined by the Board to be independent under applicable SEC rules and NYSE listing standards;
	■	Internal controls over our financial reporting, which are maintained by management and reviewed as a part of our internal audit process and further reviewed and tested by our external auditors, as overseen by the Audit Committee; and
	■	Audit Committee oversight and review of financial results and non-GAAP metrics used in certain components of our AIP and long-term incentives.
Personnel Risk Mitigation	■	Implementation of and training on Company-wide standards of conduct, as described on page 15 under “Standards of Conduct”.
Risk Mitigation Policies	■	Provisions in the Company’s insider trading policy prohibiting hedging transactions that would allow the holder to limit or eliminate the risk of a decrease in the value of the Company’s securities;
	■	A policy prohibiting pledging of Company shares after February 17, 2014; and
	■	A clawback policy applicable to all executive officers.

The Compensation Committee reviewed with management the results of its assessment at a meeting in March 2018. Based on this review, the Compensation Committee concluded that the risks arising from Company compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

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Hedging Ban

Any director, officer or employee of the Company is prohibited from engaging in short sales, transactions in derivative securities (including put and call options), or other forms of hedging and monetization transactions, such as zero-cost collars, equity swaps, exchange funds and forward sale contracts, that allow the holder to limit or eliminate the risk of a decrease in the value of the Company’s securities.

Pledging Policy

Our Board has adopted a policy that prohibits any director or executive officer from pledging as security under any obligation any shares of Colfax common stock that he or she directly or indirectly owns and controls (other than shares already pledged as of February 17, 2014). Any shares of Colfax common stock that were pledged prior to February 17, 2014 do not count toward our stock ownership requirements.

Clawback Policy

The Compensation Committee has adopted a clawback policy applicable to our executive officers. Under the policy, in the event the Company is required to restate its financial results due to material non-compliance with any financial reporting requirement under the securities laws as generally applied, the Board will review all bonus payments made, including all bonus payments under our Annual Incentive Plan, and all performance-based equity compensation that was earned or vested on the basis of having met or exceeded financial results during the three years prior to the date that the Company determines such restatement is required.

If the Board determines that such payments or the amount of awards earned/vested would have been lower had they been determined or calculated based on such restated results, the Board will, to the extent permitted by governing law, seek to recoup for the benefit of the Company the value of such payments made to and/or equity awards earned by executive officers. The Board maintains discretion, to the extent permitted under applicable law, not to seek such recoupments if the Board determines, in the exercise of its fiduciary duties, that under the specific circumstances it would not be appropriate to seek to recover such amounts. The Company may effect such recoupment by requiring executive officers to pay such amount(s) to the Company, by set-off, by reducing future compensation, or by such other means or combination of means as the Board determines to be appropriate.

Equity Grant Practice

The Compensation Committee has the authority to grant equity awards. The Company does not time the grant of equity awards around material, non-public information. Grant dates are determined either as of the date of Compensation Committee approval or on the date of a specific event, such as the date of hire or promotion, for certain executive officers. The target grant value is translated into a number of shares underlying each grant using a valuation formula that, for RSUs and PRSUs, incorporates a 15-day average closing price preceding the grant date, to avoid the potential volatility impact of using a single-day closing price. Grants of equity awards (other than to newly-appointed directors or newly-hired or promoted associates) are expected to be made annually by the Compensation Committee during “open-window” periods, which are the periods when officers and directors are not expressly prohibited from trading in shares of our common stock by our applicable policies. Equity awards to newly-appointed directors, and to newly-hired or promoted associates, are expected to be made during an “open–window” period whenever possible, and, for newly-hired or promoted associates, are reviewed and approved at a regularly scheduled meeting of the Compensation Committee and made effective as of that date or as of the first date during the next “open-window” period.

The Compensation Committee has authorized the delegation of authority to our CEO for grants of equity awards to associates that are non-executive officers. The aggregate grant value of such equity awards may not exceed one-third of the total grant value of equity awards made during the fiscal year period, are subject to further restrictions on individual size, and are made pursuant to the terms of award agreement forms previously approved by the Board or the Compensation Committee. The effective grant date of these awards is the first day of the month following such review and approval by the CEO (and following the start date for any newly hired associates) or at a regularly scheduled Compensation Committee following such approval, subject to the “open-window” restrictions noted above. The Compensation Committee receives a report of any grants made pursuant to this delegated authority at each regularly scheduled meeting.

Rule 10b5-1 Trading Plans by Executive Officers

Certain of our executive officers have adopted written stock trading plans in accordance with Rule 10b5-1 under the Exchange Act and our own Policy on Insider Trading and Compliance. A Rule 10b5-1 Trading Plan is a written document that pre-establishes the amount (or ratio), prices, and dates (or range of possible dates) of future purchase or sales of our common stock. These plans are entered into during an open window period under our Policy on Insider Trading and Compliance. To date, certain NEOs have entered into such plans (i) to sell the percentage of vested shares necessary to satisfy applicable tax withholding obligations upon the vesting and delivery of PRSUs, or (ii) to exercise options that are approaching the end of their term.

Most Recent Say-On-Pay Vote (2017)

At our 2017 Annual Meeting, approximately 83% of the stockholder votes cast on our advisory proposal to approve the compensation of our NEOs were voted in favor of our executive compensation proposal. Our Compensation Committee considered the outcome of this vote in the context of its on-going engagement with our stockholders and the compensation program enhancements that it initiated following our 2016 annual meeting of stockholders, and accordingly did not make any additional changes to our executive compensation policies and program elements. The Compensation Committee has determined to provide for an annual “say-on-pay” proposal and will continue to carefully evaluate the feedback received from our stockholders in connection with the voting on that proposal. Our Compensation Committee has continued to implement and sustained focus on a number of elements of our executive compensation program, as discussed further above under “Continuation of Compensation Program Enhancements”.

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Effect of Accounting and Tax Treatment on Compensation Decisions

Section 162(m) of the Internal Revenue Code imposes a limit on the amount of compensation that we may deduct in any one year with respect to certain “covered employees”. We had structured our compensation programs for 2017 such that awards of stock options and performance-based equity awards, and bonuses under our AIP, were generally intended to qualify as “performance-based” for purposes of satisfying the conditions of an exemption to this limit on deductibility previously available under Section 162(m). The Compensation Committee, however, has sought to maintain flexibility in compensating our executives, and, as a result, the Board has not adopted a policy requiring that all compensation be deductible. For taxable years beginning after December 31, 2017, the exemption from Section 162(m)’s deduction limit for certain “performance-based” compensation has been repealed except for certain grandfathered compensation arrangements that were in effect as of November 2, 2017. Furthermore, the rules and regulations promulgated under Section 162(m) are complicated and subject to change and the scope of relief for grandfathered arrangements is currently uncertain. As such, there can be no assurance that any compensation awarded or paid in prior years will be fully tax deductible.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee participated in the preparation of the Compensation Discussion and Analysis, reviewing successive drafts and discussing the drafts with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2018 Proxy Statement and in the Company’s Annual Report on Form 10-K for 2017 by reference to the Proxy Statement.

Compensation Committee of the Board of Directors

Rhonda Jordan, Compensation Committee Chair
Rajiv Vinnakota
Sharon Wienbar

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EXECUTIVE COMPENSATION

Summary Compensation Table

									Change in
									Pension
									Value and
							Non-Equity		Nonqualified	All Other
					Stock	Option	Incentive Plan		Deferred	Compen-
Name and		Salary		Bonus	wards	Awards	Compensation		Compensation	sation	Total
Principal Position	Year	($)		($)(1)	($)(2)	($)(3)	($)(4)		Earnings(5)	($)(6)	($)
Matthew Trerotola	2017	1,021,923		1,000,000	—	—	881,000		—	374,184	3,277,107
President and Chief Executive Officer	2016	1,000,000		1,000,000	3,056,644	5,461,335	1,090,000		—	334,937	11,942,916
	2015	426,923		1,000,000	8,250,021	6,479,358	766,000		—	642,383	17,564,685
Christopher Hix	2017	557,308		—	850,002	849,999	319,000		—	52,953	2,629,262
Senior Vice President, Finance and Chief Financial Officer	2016	266,539		100,000	861,394	1,200,004	191,000		—	101,990	2,720,927

Daniel Pryor	2017	525,962		500,000	874,983	874,997	382,000		—	52,078	3,210,019
Executive Vice President, Strategy and Business Development	2016	515,000		—	—	—	342,000		—	45,360	902,360
	2015	509,231		—	2,573,029	2,642,135	241,000		—	48,554	6,013,949
Shyam Kambeyanda	2017	485,000		330,000	499,985	500,000	340,000		—	296,938	2,451,923
Senior Vice President, Colfax and ESAB President	2016	304,596		589,000	1,594,944	225,000	—		—	71,585	2,785,125

Ian Brander	2017	414,462	(7)	—	499,985	500,000	137,981	(8)	90,634	66,995	1,710,056
Senior Vice Persident, Colfax and Howden President

Darryl Mayhorn	2017	472,308		900,000	400,020	399,995	338,000		—	406,347	2,916,670
Former Senior Vice President, Colfax and Former President, Colfax Fluid Handling
	2016	465,385		—	—	—	182,000			159,401	806,786
	2015	469,231		125,000	1,637,823	1,686,190	237,000		—	314,874	4,470,118
(1)	For Mr. Trerotola, the amounts in this column represent each of the three installment payments of his cash signing bonus agreed to in 2015 when he joined the company. See “2015 CEO Succession” on pages 16-17 of our 2016 Proxy Statement as filed with the SEC on April 1, 2016. Similarly, for Mr. Hix, the amount represents his 2016 cash signing bonus. For Mr. Pryor and Mr. Mayhorn, the amounts represent a performance-related bonus in recognition of their contributions to the successful completion of the Colfax Fluid Handling sale. See “Compensation Actions Related to the Sale of Colfax Fluid Handling” above on page 29. For Mr. Kambeyanda, the amounts represent for 2017, the second of five installment payments of his cash signing bonus and for 2016, the first installment of such signing bonus as well as his full-year annual bonus at target as agreed upon at the time of his hiring. For Mr. Mayhorn, the amount also includes the retention bonus granted in connection with the completion of the Colfax Fluid Handling sale. See “Compensation Actions Related to the Sale of Colfax Fluid Handling” above on page 29.
(2)	Amounts represent the aggregate grant date fair value of grants made to each NEO, as computed in accordance with FASB ASC Topic 718. See Note 12 to our consolidated financial statements for the year ended December 31, 2017, included in our Annual Report on Form 10-K filed with the SEC on February 16, 2018. For 2017 grants, the number of PRSUs granted to each executive was determined by dividing 50% of the executive’s target aggregate long-term incentive value by a 15-day average closing price preceding the date of Compensation Committee approval, to avoid the potential volatility impact of using a single-day closing price. See “Long-Term Incentives” above on page 30.
(3)	Amounts represent the aggregate grant date fair value of grants made to each NEO, as computed in accordance with FASB ASC Topic 718. See Note 12 to our consolidated financial statements for the year ended December 31, 2017, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 16, 2018. For 2017 grants, the number of options was determined by dividing 50% of the executive’s target aggregate long-term incentive value by the Black Scholes-based option value based on the closing price of our common stock on the date of date. The exercise price for stock option awards equals the closing price of our common stock on the date of grant. See “Long-Term Incentives” above on page 30.
(4)	Amounts represent the payouts pursuant to our Annual Incentive Plan. For a discussion of the performance metrics on which the 2017 Annual Incentive Plan was based, including the weighting for each performance metric and the actual percentage achievement of the financial performance targets, see “Annual Incentive Plan” above on page 26.
(5)	Amount represents £67,000 or $90,634 in U.S. dollars, calculated based on the exchange rate in effect on December 31, 2017. This amount is the aggregate change in the actuarial present value of Mr. Brander’s accumulated benefit under a closed pension benefit plan from the pension plan measurement date used for financial statement reporting purposes in fiscal 2016 as compared to fiscal 2017. For additional details regarding this plan, see the Pension Benefits table and narrative that follows such table below.

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(6)	Amounts set forth in this column for 2017 consist of the following:

	Company
	401(k)/Deferred					Tax			Howden
	Compensation					Gross-	Supplemental		Retirement
	Plan					Up on	Long-Term		Plan	Medical
	Match and	Auto	Financial	Aircraft		Relocation	Disability	Accident	Company	Care
	Conribution	Allowance	Services	Usage	Relocation	Benefits	Premiums	Insurance	Contribution	Supplement	Total
Name	($)(a)	($)(b)	($)(c)	($)(d)	($)(e)	($)(f)	($)(g)	($)(h)	($)(i)	($)(j)	($)
Mr. Trerotola	38,643	20,000	18,912	296,629	—	—	—	—	—	—	374,184
Mr. Hix	44,899	—	—	—	4,144	3,910	—	—	—	—	52,953
Mr. Pryor	52,078	—	—	—	—	—	—	—	—	—	52,078
Mr. Kambeyanda	43,890	—	—	—	151,829	101,219	—	—	—	—	296,938
Mr. Brander	—	16,233	—	—	—	—	7,313	246	39,979	3,224	66,995
Mr. Mayhorn	16,200	—	—	—	314,869	75,278	—	—	—	—	406,347
(a)	Amounts represent the aggregate Company match and Company contribution made by Colfax during 2017 to such NEO’s 401(k) plan account, and Non-Qualified Deferred Compensation Plan account. See the Nonqualified Deferred Compensation Table and accompanying narrative for additional information on the Non-Qualified Deferred Compensation Plan.
(b)	For Mr. Trerotola, amount represents an annual cash allowance for car-related expenses pursuant to his employment contract. For Mr. Brander, the amount represents an annual cash allowance for car-related expenses pursuant to his service contract in the amount of £12,000 or $16,233 in U.S. dollars, calculated based on the exchange rate in effect on December 31, 2017.
(c)	Amount represents amounts for financial planning services as reimbursed by the Company during 2017.
(d)	Amount represents Company expenses incurred for private plane usage in 2017. The Company is billed directly for the charter flight services used for Mr. Trerotola’s personal travel. The imputed income to Mr. Trerotola for these flights as calculated under the tax rules was $44,052 in 2017, based on the SIFL rates promulgated by the Internal Revenue Service. The Company does not gross-up or make whole Mr. Trerotola for the income imputed to his use of chartered flights.
(e)	Amounts represents relocation expenses reimbursed by the Company pursuant to the terms of their respective hires, which include such costs as temporary housing, storage, and relocation assistance. For Mr. Mayhorn, the amounts also include a transition-related housing relocation cost carry-forward agreed to upon his hire of $250,000.
(f)	Amount represents gross-up payments on the taxable income associated with the executive relocation benefit (less the transition-related housing relocation cost carry-forward for Mr. Mayhorn).
(g)	Amount represents £5,406, or $7,313 in U.S. dollars, calculated based on the exchange rate in effect on December 31, 2017.
(h)	Amount represents £182, or $246 in U.S. dollars, calculated based on the exchange rate in effect on December 31, 2017.
(i)	Amount represents the annual employer contribution of £29,554, or $39,979 in U.S. dollars, calculated based on the exchange rate in effect on December 31, 2017. So long as Mr. Brander contributes 5% of his annual salary to the retirement plan, as he did during 2017, Howden contributes 10% of Mr. Brander’s annual salary. Mr. Brander does not have the ability to withdraw funds from this account before retirement and upon his retirement Mr. Brander will receive the value of his investments in the fund. There is no guaranteed distribution amount based on service years or age. Amounts contributed to the retirement plan are at risk and are invested via direction from Mr. Brander to the plan provider.
(j)	Amount represents a private medical insurance premium and executive physical of £2,383 in aggregate, or $3,224 in U.S. dollars, calculated based on the exchange rate in effect on December 31, 2017.
(7)	For Mr. Brander, amount represents £306,384 or $414,462 in U.S. dollars, calculated based on the exchange rate in effect on December 31, 2017.
(8)	For Mr. Brander, amount represents £102,000 or $137,981 in U.S. dollars, calculated based on the exchange rate in effect on December 31, 2017.

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Grants of Plan-Based Awards for 2017

The following table sets forth information with respect to grants of plan-based awards to our named executive officers during 2017:

									All Other
									Option		Grant
			Estimated			Estimated			Awards:	Exercise	Date
			Possible Payouts Under			Future Payouts			Number of	or Base	Fair Value
			Non-Equity Incentive			Under Equity Incentive			Securities	Price of	of Stock
			Plan Awards(1)			Plan Awards(2)			Underlying	Option	and
			Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Option
Name	Award Type	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	($/Sh)	Awards ($)(4)
Matthew L. Trerotola	Annual Incentive Plan	—	309,000	1,236,000	3,090,000

Christopher M. Hix	Annual Incentive Plan	—	112,000	448,000	1,120,000
	PRSUs	2/13/2017				10,514	21,028	42,056			850,002
	Stock Options	2/13/2017							71,609	40.47	849,999
Daniel A. Pryor	Annual Incentive Plan	—	106,000	424,000	1,060,000
	PRSUs	2/13/2017				10,823	21,646	43,292			874,983
	Stock Options	2/13/2017							73,715	40.47	874,997
Shyam Kambeyanda	Annual Incentive Plan	—	91,875	367,500	918,750
	PRSUs	2/13/2017				6,184	12,369	24,738			499,985
	Stock Options	2/13/2017							42,123	40.47	500,000
Ian Brander	Annual Incentive Plan(5)	—	78,629	314,514	786,286
	PRSUs	2/13/2017				6,184	12,369	24,738			499,985
	Stock Options	2/13/2017							42,123	40.47	500,000
Darryl Mayhorn	Annual Incentive Plan	—	83,125	332,500	831,250
	PRSUs	2/13/2017				4,948	9,896	19,792			400,020
	Stock Options	2/13/2017							33,698	40.47	399,995

(1)	Amounts represent the possible payouts under our Annual Incentive Plan. Threshold estimated possible payouts incorporate a 0.5 IPF, target estimated possible payouts incorporate a 1.0 IPF and maximum estimated possible payouts incorporate the 250% maximum payout cap under the Annual Incentive Plan. For a discussion of the performance metrics and actual results and payouts under the plan for fiscal 2017 see the Compensation Discussion and Analysis and the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above, respectively.
(2)	Amounts represent potential shares issued under performance-based restricted stock unit awards. The PRSUs may be earned at the end of the performance period upon certification by the Compensation Committee of the performance level that has been met and cliff vest at the end of the three-year performance period, if earned. Once vested, at least 50% of the shares delivered pursuant to the PRSUs (net of shares withheld or sold for taxes) must be held for an additional one-year period.
(3)	Amounts represent stock option awards that vest ratably over three years, beginning on the first anniversary of the grant date, based on continued service.
(4)	The amounts shown in this column represent the full grant date fair value of grants made to each NEO, as computed in accordance with FASB ASC Topic 718. PRSUs are valued based upon the probable outcome of the performance conditions associated with these awards as of the grant date and such calculation is consistent with the estimate of aggregate compensation cost recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.
(5)	For Mr. Brander, amount represents £58,125, £232,500, and £786,286 for the threshold, target, and maximum possible payouts, calculated based on the exchange rate in effect on December 31, 2017.

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Outstanding Equity Awards at 2017 Fiscal Year-End

The following table shows, as of December 31, 2017, the number of outstanding stock options, performance-based restricted stock unit awards and, for Messrs. Hix, Kambeyanda, and Mayhorn, restricted stock unit awards held by the named executive officers:

	Option Awards				Stock Awards
					Equity Incentive Plan Awards
								Market or
							Number of	Payout Value
	Number of	Number of			Number		Unearned	of Unearned
	Securities	Securities			of Shares	Market Value	Shares, Units	Shares, Units
	Underlying	Underlying			or Units of	of Shares or	or Other	or Other
	Unexercised	Unexercised	Option		Stock That	Units of Stock	Rights That	Rights That
	Options	Options	Exercise	Option	Have Not	That Have Not	Have Not	Have Not
	(#)	(#)	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date(1)	(#)(2)	($)(3)	(#)(4)	($)(5)
Matthew L. Trerotola	—	538,600	39.54	7/23/2022
	—	559,563	23.74	1/3/2023
					—	—	242,564	9,610,386
Christopher M. Hix	41,537	83,074	26.56	6/30/2023
	—	71,609	40.47	2/12/2024
					18,018	713,873	—	—
					—	—	35,442	1,404,212
Daniel A. Pryor	17,226	—	21.77	2/23/2018
	18,785	—	35.60	2/22/2019
	23,669	—	42.25	2/17/2020
	72,324	72,324	52.79	7/28/2020
	—	118,010	52.02	2/15/2022
	76,408	38,205	26.51	11/15/2022
	—	73,715	40.47	2/12/2024
					14,379	569,696	—	—
					—	—	98,372	3,897,499
Shyam Kambeyanda	8,214	16,430	24.96	5/12/2023
	—	42,123	40.47	2/12/2024
					48,144	1,907,465	—	—
					—	—	28,125	1,114,313
Ian Brander	7,022	—	35.60	2/22/2019
	14,793	—	42.25	2/17/2020
	15,024	—	68.23	2/16/2021
	—	81,123	52.02	2/15/2022
	38,204	19,103	26.51	11/15/2022
	—	42,123	40.47	2/12/2024
					2,959	117,236	—	—
					—	—	50,676	2,007,783
Darryl Mayhorn	14,870	—	69.61	7/23/2021
	—	66,380	52.02	2/15/2022
	66,082	31,041	26.51	11/15/2022
	—	33,698	40.47	2/12/2024
					2,294	90,888	—	—
					—	—	52,824	2,093,283

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(1)	The vesting date of unvested stock option awards is set forth beside each option expiration date in the following chart. Note that the vesting date provided reflects when the options fully vest. Stock option awards vest ratably over three years beginning on the first anniversary of the grant date except as follows: For Mr. Trerotola, options granted on July 24, 2015 and January 4, 2016, vest in equal amounts on the third, fourth and fifth anniversaries of the grant date. For Mr. Pryor, options granted on July 29, 2013, vest in equal amounts on the fourth and fifth anniversaries of the grant date. For Messrs. Pryor, Brander, and Mayhorn, the options granted on February 16, 2015 vest in equal amounts on the third, fourth and fifth anniversaries of the grant date.
Option Full Vesting Date (options vest over
Option Grant Date	Option Expiration Date	three year period except as noted above)
2/24/2011	2/23/2018	2/24/2014
2/23/2012	2/22/2019	2/23/2015
2/18/2013	2/17/2020	2/18/2016
7/29/2013	7/28/2020	7/29/2018
2/17/2014	2/16/2021	2/17/2017
7/22/2014	7/23/2021	7/24/2017
2/16/2015	2/15/2022	2/16/2020
7/24/2015	7/23/2022	7/24/2020
11/16/2015	11/15/2022	11/16/2018
1/4/2016	1/3/2023	1/4/2021
5/13/2016	5/12/2023	5/13/2019
7/1/2016	6/30/2023	7/1/2019
2/14/2017	2/12/2024	2/13/2020
(2)	For Messrs. Hix, Kambeyanda, and Mayhorn, amounts represent the restricted stock unit award portions of their respective signing bonuses and, for Mr. Kambeyanda, initial long-term incentive award. For Mr. Hix, the 18,018 RSUs vest ratably over three years, beginning on the third anniversary of the grant date (July 1, 2016). For Mr. Kambeyanda, 40,266 RSUs vest ratably over two years, beginning on the third anniversary of the grant date, and 7,878 RSUs vest ratably over three years, beginning on the second anniversary of the grant date (each having a May 13, 2016 grant date). For Mr. Mayhorn, his initial RSU grant vested over a four-year period commencing in 2016 and the remaining 2,294 RSUs vest on July 24, 2018 and July 24, 2019 in equal amounts pending his continued service to the Company.
For Messrs. Pryor and Brander, these amounts reflect PRSUs that were earned upon certification by the Compensation Committee that the performance metric for these awards had been met. They are subject to an additional service-based vesting period, pursuant to which vesting will occur in equal amounts on the fourth and fifth anniversaries of the grant date as follows: Mr. Pryor– 4,734 granted on February 18, 2013, and 9,645 granted July 19, 2013; Mr. Brander– 2,959 granted on February 18, 2018.
(3)	The amounts shown in this column represent the market value of the unvested PRSUs or restricted stock units, as applicable, based on the closing price of the Company’s common stock on December 29, 2017, which was $39.62 per share, multiplied by the number of units, respectively, for each unvested award.
(4)	The amounts shown in this column reflect unearned PRSUs as of December 31, 2017. If earned, these PRSUs are then subject to an additional service-based vesting period. For Mr. Trerotola, the awards would vest ratably over three years, beginning on July 24, 2018 for 113,809 PRSUs and January 4, 2019 for 128,755 PRSUs, based on continued service.
For the other NEOs, the awards made in 2017 reflect the target amount of PRSUs that may be earned at the end of the performance period upon certification by the Compensation Committee, which awards would cliff vest at the end of the three-year performance period, if earned. Once vested, at least 50% of the shares delivered pursuant to the PRSUs (net of shares withheld or sold for taxes) must be held for an additional one-year period. These amounts are reflected in the “Grants of Plan-Based Awards for 2017” table above under the column “Estimated Future Payouts Under Equity Incentive Plan Awards.”
For awards made from November 2015 through 2016, if earned, vesting occurs in two equal installments on the third and fourth anniversaries of the grant date pending continued service with the Company (Pryor– 28,746 PRSUs granted November 16, 2015; Hix– 14,414 PRSUs granted July 1, 2016; Kambeyanda– 15,756 PRSUs granted May 13, 2016; Brander– 14,373 PRSUs granted November 16, 2015, Mayhorn– 23,356 PRSUs granted November 16, 2015). For awards made prior to November 2015, if earned, vesting will occur in two equal installments on the fourth and fifth anniversaries of the grant date, pending continued service with the Company (Pryor– 34,813 PRSUs granted February 16, 2015; Brander– 23,934 PRSUs granted February 16, 2015, Mayhorn– 19,582 PRSUs granted February 6, 2015).
PRSU grants made during 2014 were cancelled without any shares being issued following the end of their performance period, which concluded as of the end of the fiscal year, and are not reflected in this table.
(5)	The amounts shown in this column represent the market value of the unearned PRSUs based on the closing price of the Company’s common stock on December 29, 2017, which was $39.62 per share, multiplied by the number of units, respectively, for each unvested and unearned performance stock award.

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Employment Agreements and Executive Officer Severance Plan

Messrs. Trerotola and Pryor are party to our current form of employment agreement for executive officers, which was adopted by the Company on September 15, 2010.

Mr. Hix’s letter agreement, entered into upon his hire, provides for severance and change in control benefits primarily commensurate with those provided under our employment agreements. Mr. Kambeyanda is party to a letter agreement that specifies his starting annual salary and minimum target bonus. Mr. Brander is party to a service agreement with Howden Group Ltd., which he entered into prior to our acquisition of the Howden business in 2012. For information on the services agreement entered into with Mr. Mayhorn in connection with his termination following the sale of our fluid handling business, see “Compensation Actions Related to the Sale of Colfax Fluid Handling” on page 29.

We also maintain an Executive Officer Severance Plan, which provides for severance benefits upon a termination without cause or a resignation for good reason for executive officers who are not otherwise contractually entitled to severance compensation. The Executive Officer Severance Plan does not provide for change in control benefits. Mr. Kambeyanda is the only NEO subject to this plan.

Form of Employment Agreement

On September 15, 2010, the Company adopted a new form of employment agreement for executive officers. Messrs. Trerotola and Pryor are each parties to employment agreements based on this form, which, except for Mr. Trerotola (who has a three-year term), currently has a two-year term that is automatically extended unless the Board or the executive provides written notice to terminate the automatic extension provision. In addition, in the event we undergo a “change in control” (as described below under “Potential Payments Upon Termination or Change in Control”) during the term of the employment agreements, the agreements will be automatically extended to the second anniversary of the change in control. Each officer’s base salary may not be reduced below the amount previously in effect without the written agreement of the executive.

With respect to the benefits payable to each executive under these agreements upon a change in control of Colfax, the benefits are only paid upon a “double trigger,” meaning a change in control event must occur and the executive must either be terminated without cause by Colfax (or its successor) or the executive must resign for good reason. In entering into these arrangements, the Company wanted to ensure the continued dedication of these executive officers, notwithstanding the possibility of a change in control, and to retain such officers in our employ after any such transaction. We believe that, should the possibility of a change in control arise, Colfax should be able to receive and rely upon our officers’ advice as to the best interests of the Company and without the concern that such officer might be distracted by the personal uncertainties and risks created by the potential change in control. In the event, however, that such officer is actually terminated during the period beginning three months prior to a change in control event or within a certain period of time following the change in control (or prior to the end of the term of the applicable employment agreement should the change of control not be consummated), which termination may be out of their control (i.e., by the successor company or management), we believe that the officers should be compensated for their efforts in positioning Colfax for the possibility of an acquisition event. Further, any bonus payment paid in conjunction with the termination of a NEO will be based upon the performance of the Company, as stipulated in the Company’s Annual Incentive Plan. Additional information on certain benefits provided under the form of employment agreement in certain terminations or in connection with a change of control is discussed below under “Potential Payments Upon Termination or Change in Control.”

Option Exercises and Stock Vested

The following table provides information regarding (i) the vesting of the second tranche or Mr. Trerotola’s new hire RSU award, (ii) Mr. Pryor’s option exercises during 2017, and (iii) the vesting of previously earned PRSUs for Messrs. Pryor, Brander, and Mayhorn. The number of shares acquired upon exercise or vesting and the value realized before payment of any taxes and broker commissions is reflected below. Value realized represents the product of the number of shares received upon exercise or vesting and the closing market price of our common stock on the exercise or vesting date, less the exercise price for options. Messrs. Hix and Mr. Kambeyanda realized no value from equity award exercises or vestings in 2017.

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Option Exercises and Stock Vested During Fiscal 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Matthew Trerotola	N/A	N/A	31,614	1,252,547
Daniel Pryor	53,333	1,034,847	18,135	723,489
Ian Brander	N/A	N/A	4,363	171,453
Darryl Mayhorn	29,135	481,310	1,147	47,887

Nonqualified Deferred Compensation

Effective January 1, 2016, we established the Colfax Corporation Nonqualified Deferred Compensation Plan (the “Nonqualified Plan”) to provide certain select members of management and other highly compensated employees, including each of the NEOs, with an opportunity to defer a stated percentage of their base compensation or their bonus compensation without regard to the compensation limits imposed by the Internal Revenue Code for our 401(k) plan. We established the Nonqualified Plan to allow these individuals to contribute toward retirement on a tax-effective basis in a manner that is consistent with other Colfax employees who are not limited by the Internal Revenue Code limits. The plan is “unfunded,” meaning there are no assets segregated for the exclusive benefit of plan participants.

The Nonqualified Plan allows the NEOs to defer up to 50% of their base salaries and up to 75% of their bonus compensation. In addition, during 2017 we matched up to 4% of all excess deferrals by the NEOs and provided a 2% Company contribution. Our NEOs vest in these Company contributions to the Nonqualified Plan on the same terms as under the Company’s 401(k) plan.

Deferrals under the Nonqualified Plan are notionally invested among a number of different mutual funds, insurance company separate accounts, indexed rates or other measurement funds, which are selected periodically by the plan administrator to best match the funds offered in the qualified 401(k) plan. Each participating NEO can allocate his deferrals among these notional fund investment options and may change elections at any time by making a change of election with the plan administrator. Colfax notionally invests its match and contribution amounts in the same investment options in the same amounts and allocations as the reference funds selected by the officer.

Simultaneously with the executive’s election to defer amounts under the Nonqualified Plan, the executive must elect the time and form of payment for the deferred amounts, which may generally be either a lump sum distribution or in quarterly installments payable over a period of one to ten years following a specified date (that must be at least one year following the end of the year to which the officer’s deferral election relates) or at least six months following the officer’s separation from service. Limited changes to deferral elections are permitted in accordance with the terms of the Nonqualified Plan. If no election is made, the benefit will be paid in a lump sum on the last day of the month which occurs six months after the executive’s separation from service. Deferred amounts may alternatively be paid out in a lump sum in the event of an executive’s death or disability or in the event of an unforeseeable financial emergency, Furthermore, in the event the executive’s account balance at the time of his or her separation from service is less than $15,000, payment of the account balance will be made in a lump sum on or before the later of (i) December 31 of the calendar year of separation, or (ii) the date 2.5 months after the executive’s separation from service.

The Company also maintains the Colfax Corporation Excess Benefit Plan (the “Excess Benefit Plan”) which was frozen to new participants and future new deferrals on December 31, 2015. Like the Nonqualified Plan, the Excess Benefit Plan is an unfunded non-qualified deferred compensation plan in which Messrs. Pryor and Mayhorn hold account balances. Like the Nonqualified Plan, amounts deferred under the Excess Benefit Plan are notionally invested in offered measurement funds as selected by the plan participant and will be distributed in accordance with participant elections and the terms of the Excess Benefit Plan following a participant’s separation from service, death or disability.

Mr. Brander does not participate in either the Nonqualified Plan or the Excess Benefit Plan.

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Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Matthew L. Trerotola	1,096	17,142	8,701	—	307,108
Christopher M. Hix	41,392	28,699	2,274	—	94,323
Daniel A. Pryor	52,078	35,878	16,475	—	564,230
Shyam Kambeyanda	131,600	27,690	5,547	—	179,081
Darryl Mayhorn	—	—	4,854	—	120,199
(1)	With respect to each applicable NEO, amounts represent deferred salary and deferred bonus amounts that are reported in the Summary Compensation Table above under the applicable column.
(2)	All amounts reported in this column for each applicable NEO are reported in the “All Other Compensation” column of the Summary Compensation Table above.

Pension Benefits- Mr. Brander

Mr. Brander previously participated in a pension plan provided by Howden Group Ltd., the Howden Group Pension Plan. Members of the Howden Group Pension Plan stopped accruing benefits on September 30, 2006. The pension amount available to each participant under the Howden Group Pension Plan is based on the participant’s years of service and his or her “Final Pensionable Earnings.” For purposes of the Howden Group Pension Plan, “Final Pensionable Earnings” means the participant’s base annual salary as of the date accruals ceased under the Howden Group Pension Plan, plus an allowance for fluctuating earnings for overtime and shift allowances, less an amount equal to 1.5 times the Lower Earnings Limit (a figure determined by the UK tax authorities).

The pension formula under the plan is one sixtieth of the Final Pensionable Earnings multiplied by the number years of pensionable service for each participant.

All pension amounts under the Howden Group Pension Plan are paid monthly following retirement.

2017 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)		Payments During Last Fiscal Year ($)
Ian Brander	Howden Group Pension Plan	19.4	715,605	(3)	—
(1)	Represents the number of years of pensionable service for Mr. Brander under the Howden Group Pension Plan. The number of years of pensionable service represents Mr. Brander’s actual years of service with the company prior to the plan freeze date in 2006.
(2)	Amounts represent the actuarial present value of Mr. Brander’s accumulated benefit under the plan, computed as of the date used for financial statement reporting purposes with respect to our 2017 financial statements and assuming the normal plan retirement age of 65. The value quoted is the full Howden Group Pension Plan transfer value that would be paid in full upon transfer to Mr. Brander.
(3)	Amount represents £529,000 or $715,605 in U.S. dollars, calculated based on the exchange rate in effect on December 31, 2017.

Potential Payments Upon Termination or Change in Control

The information below describes relevant employment agreement, severance plan and equity plan provisions for payments upon termination or change in control and sets forth the amount of compensation that could have been received by each of the NEOs in the event such executive’s employment had terminated under the various applicable triggering events described below as of December 31, 2017. The actual amounts received by Mr. Mayhorn in connection with his termination of employment with Colfax on the closing of the fluid handling business are described above under “Compensation Actions Related to the Sale of Colfax Fluid Handling.” The benefits discussed below are in addition to those generally available to all salaried employees, such as distributions under the 401(k) plan, Howden Group Pension Plan, health care benefits and disability benefits or vested amounts payable under the Nonqualified Plan and Excess Benefit Plan described above. In addition, these benefits do not take into account any arrangements that we may provide in connection with an actual separation from service or a change in control. Due to the number of different factors that affect the nature and amount of any benefits provided in connection with these events, actual amounts payable to any of the NEOs should a separation from service or change-in-control occur during the year will likely differ, perhaps significantly, from the amounts reported below. Factors that could affect such amounts include the timing during the year of the event, the Company’s stock price, and the target amounts payable under annual and long-term incentive arrangements that are in place at the time of the event.

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Employment Agreements

Pursuant to the terms of the employment agreements with each of Messrs. Trerotola and Pryor, each executive is entitled to the following severance payments or benefits in the event his employment is terminated by us without “cause” or the executive resigns for “good reason” (each as described below):

■	For Mr. Trerotola, the (i) payment of his base salary then in effect for 24 months following termination, (ii) an amount equal to 200% of his target annual incentive bonus for the year of termination paid in equal installments over the 24 months following termination, and (iii) COBRA coverage for 24 months or until he becomes eligible for coverage by another company or is no longer eligible for COBRA;

■	For Mr. Pryor, a lump sum payment equal to one times the executive’s base salary in effect and his target annual incentive compensation for the year of termination (or, if greater, the average of the two highest actual annual incentive payments made to the executive during the last three years); and

■	For each of Messrs. Trerotola and Pryor, a lump sum payment equal to the executive’s pro rata annual incentive compensation for the year of termination subject to the performance criteria having been met for that year under the Annual Incentive Plan.

In the event the executive terminates employment without “cause” or for “good reason” within three months prior to a “change in control event” (as described below), or two years after a “change in control”, each executive is entitled to the following severance payments or benefits:

■	a lump sum payment equal to two times the executive’s base salary in effect and his or her target annual incentive compensation for the year of termination (or, if greater, the average of the two highest actual incentive payments made to the executive during the last three years);

■	a lump sum payment equal to the executive’s pro rata annual incentive compensation for the year of termination subject to the performance criteria having been met for that year under the Annual Incentive Plan; and

■	all equity awards will immediately vest, with any performance objectives applicable to performance-based equity awards deemed to have been met at the greater of (i) the target level at the date of termination, and (ii) actual performance at the date of termination.

In each case described above, the executive’s right to the severance payments and benefits is conditioned on the executive’s execution of a waiver and release agreement in favor of Colfax. In addition, each employment agreement contains standard confidentiality covenants, non-disparagement covenants, non-competition covenants and non-solicitation covenants.

In the event that any payment or benefit to the executives pursuant to the employment agreements or otherwise constitute excess parachute payments under Section 280G of the Internal Revenue Code such that they would trigger the excise tax provisions of the Internal Revenue Code, such payments are to be reduced so that the excise tax provisions are not triggered, but only upon determination that the after-tax value of the termination benefits calculated with the restriction described above exceed the value of those calculated without such restriction.

Each agreement further provides that, in the event it is determined that the willful actions of the executive have resulted in a material misstatement or omission in any report or statement filed by Colfax with the SEC, or material fraud against Colfax, Colfax is entitled to recover all or any portion of any award or payment made to the executive.

For purposes of the employment agreements, the following terms generally have the following meanings:

■	“cause” means conviction of a felony or a crime involving moral turpitude, willful commission of any act of theft, fraud, embezzlement or misappropriation against Colfax or its subsidiaries or willful and continued failure of the executive to substantially perform his or her duties;

■	“change in control” means:

–	a transaction or series of transactions pursuant to which any person acquires beneficial ownership of more than 50% of the voting power of the common stock of Colfax then outstanding;

–	during any two-year consecutive period, individuals who at the beginning of the period constitute the Board (together with any new directors approved by at least two-thirds of the directors at the beginning of the period or subsequently approved) cease to constitute a majority of the Board;

–	a merger, sale of all or substantially all of the assets of Colfax or certain acquisitions of the assets or stock by Colfax of another entity in which there is a change in control of Colfax; or

–	a liquidation or dissolution of Colfax.

■	“change in control event” means the earlier to occur of a “change in control” or the execution of an agreement by Colfax providing for a change in control.

■	“good reason” means:

–	upon or following a change in control, the assignment to the executive of duties materially inconsistent with his or her position or any alteration of an executive’s duties, responsibilities and authorities, and then only if such adjustments or assignments are not the result of the conclusion by a significantly larger successor entity and its board of directors that such executive’s role needs to be altered;

–	the requirement for the executive to relocate his or her principal place of business at least 35 miles from his or her current place of business;

–	Colfax’s failure to obtain agreement from any successor to fully assume its obligations to the executive under the terms of the agreement; or

–	any other failure by Colfax to perform its material obligations under, or breach of Colfax of any material provision of, the employment agreement.

Trerotola Pro-Rata Vesting Provisions

In addition, for Mr. Trerotola his CEO Performance Stock Unit Agreements provide that if he is terminated by the Company without “cause” (and not on account of disability) or resigns for “good reason” his outstanding performance-based equity awards shall vest pro-ratably only if the performance objectives are achieved as of the end of the performance period.

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Hix Letter Agreement

Mr. Hix is subject to a letter agreement entered into with the Company upon his hire. Pursuant to that letter agreement, severance in an amount equal to the sum of his base salary and target bonus is to be provided in the event of a termination without “cause” or for “good reason”, with severance of two times such amount to be provided in connection with such a termination within three months prior to or two years after a “change in control”.

Executive Officer Severance Plan

Mr. Kambeyanda is a participant in our Executive Officer Severance Plan, which provides for severance benefits upon termination without cause or for good reason for executive officers who are not otherwise contractually entitled to severance compensation pursuant to a separate agreement with the Company. Severance provided in the event of termination without “cause” or for “good reason” (each defined as in the form of employment agreement) is a lump sum payment equal to one times the executive’s base salary in effect and a pro rata payment of his or her target annual incentive compensation for the year of termination. The Executive Officer Severance Plan does not provide for any additional change in control benefits.

Mr. Brander’s Service Agreement

If Mr. Brander’s service agreement is terminated without at least twelve month’s prior written notice he is entitled to payment of twelve month’s severance equivalent to his base salary in effect at that time.

Equity Awards

The vesting of outstanding equity awards, other than performance-based awards, accelerates in full upon the death or total and permanent disability of the grantee or, unless assumed or substituted as discussed below, upon a “corporate transaction” (as defined below). The vesting of the outstanding PRSUs accelerates in full upon the death or total and permanent disability of the grantee only if and when the performance criteria for such award are achieved as of the end of the performance period upon certification of the same by the Compensation Committee, or immediately if the performance period has already ended and the Compensation Committee has certified that the performance criteria have been achieved. The outstanding PRSUs will terminate and cease to vest upon a “corporate transaction,” unless prior to the corporate transaction the achievement of the performance criteria is certified by the Compensation Committee, in which case the vesting for the award will accelerate in full unless assumed or substituted as discussed below. While these benefits are available to all of our equity plan participants equally, pursuant to SEC requirements, we have included these acceleration benefits in the table below. In addition, in the event of termination of service other than for death, disability or cause, any stock option awards will remain exercisable to the extent vested for 90 days after termination of service.

A “corporate transaction” under any outstanding equity awards is generally defined as:

■	the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which we are not the surviving entity;

■	a sale of substantially all of our assets to another person or entity; or

■	any transaction which results in any person or entity, other than persons who are stockholders or affiliates immediately prior to the transaction, owning 50% or more of the combined voting power of all classes of our stock.

Accelerated vesting upon a “corporate transaction” will not occur to the extent that provision is made in writing in connection with the corporate transaction for the assumption or continuation of the outstanding awards, or for the substitution of such outstanding awards for similar awards relating to the stock of the successor entity, or a parent or subsidiary of the successor entity, with appropriate adjustments to the number of shares of stock that would be delivered and the exercise price, grant price or purchase price relating to any such award. If an award is assumed or substituted in connection with a corporate transaction and the holder is terminated without cause within a year following a change in control, the award will fully vest and may be exercised in full, to the extent applicable, beginning on the date of such termination and for the one-year period immediately following such termination or for such longer period as the compensation committee shall determine.

Estimate of Payments

The following table provides information related to compensation payable to each NEO (other than Mr. Mayhorn, who is no longer an executive office of Colfax effective with the sale of Colfax Fluid Handling in December 2017 and whose payments and benefits received in connection with the same are described above under “Compensation Actions Related to the Sale of Colfax Fluid Handling” on page 29) assuming termination of such executive’s employment on December 31, 2017, or assuming a change of control or corporate transaction with corresponding qualifying termination occurred on December 31, 2017. Amounts also assume the price of our common stock was $39.62, the closing price on December 29, 2017, the last trading day of the fiscal year.

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Potential Payments Upon Termination or Change of Control

	Matthew L.	Christopher	Daniel A.	Shyam	Ian
Executive	Trerotola	M. Hix	Pryor	Kambeyanda	Brander
Employment Agreement/Severance Plan Benefits:
Termination without “cause” or “good reason”
Payment Over 24 Months/Lump Sum Payment(1)	4,532,000	1,008,000	954,000	490,000	419,353	(5)
Pro Rata Incentive Compensation	2,472,000	448,000	424,000	368,000	—
Termination in connection with a “change of control”
Lump Sum Payment	4,532,000	2,016,000	1,885,576	490,000	385,000
Pro Rata Incentive Compensation	2,472,000	448,000	424,000	368,000	—
Accelerated Stock Options(2)	8,928,948	1,627,420	1,885,576	240,864	250,440
Accelerated PRSUs(3)	9,610,386	1,404,212	3,945,518	1,114,313	2,363,135
Accelerated RSUs(3)	—	713,873	—	1,907,465	—
NQDC Plans/Pension(4)	307,108	16,041	564,230	179,081	715,605
(1)	For Mr. Trerotola, the amount is paid over the 24 months following termination. For the other NEOs, the amount is paid as a lump sum.
(2)	In addition to accelerated vesting pursuant to the employment agreements, stock options accelerate upon death, total and permanent disability, and, unless assumed or substituted as discussed above, upon a “corporate transaction” as defined above.
(3)	Under the employment agreements, in the event of a termination in connection with a change in control, the performance objectives applicable to PRSUs will be deemed to have been met at the greater of (i) the target level at the date of termination, and (ii) actual performance at the date of termination. In addition to accelerated vesting pursuant to the employment agreements, RSUs, and PRSUs for which the performance criteria have been certified as achieved, accelerate upon death, total and permanent disability and, unless assumed or substituted as discussed above, upon a “corporate transaction” as defined above.
(4)	Amounts represent the aggregate balance of the NEO’s Excess Benefit Plan or Non-Qualified Deferred Compensation account as of December 31, 2017. For more details on these plans, see “Nonqualified Deferred Compensation” above. For Mr. Brander, amount represents the transfer value of his accumulated pension benefit as of December 31, 2017. See “Pension Benefits- Mr. Brander” above.
(5)	Amount represents £310,000 or $419,353 in U.S. dollars, calculated based on the exchange rate in effect on December 31, 2017.

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CEO PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median compensated associate and the annual total compensation of Mr. Matthew Trerotola, our President & Chief Executive Officer. The pay ratio included in this section is a reasonable estimate calculated in a matter consistent with Item 402(u) of Regulation S-K.

For 2017:

■	The annual total compensation of the median compensated of all of our employees (other than our CEO) was $36,238; and

■	The annual total compensation of Mr. Trerotola, as presented in the Summary Compensation Table, was $3,277,107.

Based on this information, for 2017 the ratio of the annual total compensation of Mr. Trerotola, our Chief Executive Officer, to the annual total compensation of our median compensated employee was 90.4 to one.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify our median-compensated employee, as well as to determine the annual total compensation of this “median employee”:

■	We determined that, as of December 31, 2017, our employee population consisted of approximately 14,300 persons, of whom approximately 2,500 were employed in the United States and approximately 11,800 were employed outside the United States, based on our payroll records;

■	We selected December 31, 2017 as the date upon which we would identify the “median employee” given the closing of the sale of our Fluid Handling business in December, in order to present a contemporaneous view as to the “median employee” following this transaction;

■	We excluded approximately 1,100 employees from our acquisition of STE, which closed during the fourth quarter of 2017;

■	We annualized the compensation of associates employed by us for less than a full fiscal year;

■	Based on payroll data for all employees aside from those noted as excluded above, we used annualized base salary or base pay rate to identify our median employee, who was a full-time, salaried associate in Asia; and

■	Once the median employee was identified, we calculated the elements of this employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-X, resulting in annual total compensation of $36,238 based on the exchange rate in effect as of December 31, 2017.

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EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes Colfax Corporation’s equity plan information as of December 31, 2017.

Number of securities
	Number of		remaining available
	securities to		for future issuance
	be issued upon		under equity
	exercise of	Weighted-average	compensation plans
	outstanding	exercise price of	(excluding securities
	options and rights	outstanding options	reflected in column (a))
Plan Category	(a)(1)	(b)(2)	(c)
Equity compensation plans approved by Company stockholders	5,604,057	$38.68	8,136,808.5
Equity compensation plans not approved by Company stockholders	0	0	0
(1)	Includes 1,164,472 shares granted under the either the 2016 or 2008 Plan that are issuable upon the vesting of restricted stock units, including 648,673 shares that could be issued at the end of the requisite performance period for outstanding performance-based restricted stock units. This number assumes shares will be issued at the maximum vesting amount for outstanding performance-based RSUs.
(2)	The weighted average exercise price does not take into account the shares issuable upon outstanding RSUs vesting, which have no exercise price.

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Proposal 3	Approval of Named Executive Officers’ Compensation, on a Non-Binding Advisory Basis (“Say-on-Pay”)

We are asking our stockholders to cast an advisory vote at our Annual Meeting to approve the compensation of our named executive officers, as disclosed in this Proxy Statement. Pursuant to Section 14A of the Exchange Act, we are asking that you vote on the following advisory resolution:

RESOLVED, that the 2017 compensation paid to the Company’s named executive officers, as disclosed pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Though the vote is non-binding, the Compensation Committee and the Board of Directors value your opinion and will consider the outcome of the vote in establishing our compensation philosophy and making future compensation decisions. At this time, we intend to seek stockholder approval of our executive compensation program on an annual basis.

WHY YOU SHOULD APPROVE OUR EXECUTIVE COMPENSATION PROGRAM

As discussed in our Compensation Discussion and Analysis, our focus remains on linking compensation to performance while aligning the interests of management with those of our stockholders. Further, we have continued the compensation program enhancements set over the course of 2016 that are aligned with stockholder interests and enhance our pay for performance focus. These changes are more fully described in the “Compensation Discussion & Analysis” beginning on page 23.

VOTE REQUIRED

The affirmative vote of the holders of a majority of the votes cast is required to approve the advisory vote approving the compensation of our named executive officers.

BOARD RECOMMENDATION

The Board unanimously recommends that you vote FOR Proposal 3, which is advisory approval of Colfax’s named executive compensation as disclosed in this Proxy Statement. We strongly urge stockholders to review our entire Compensation Discussion and Analysis and the accompanying tables, which provides complete information on the compensation awarded to the named executive officers and the reasoning supporting those awards.

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BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following table sets forth certain information as of March 29, 2018 (unless otherwise specified), with respect to the beneficial ownership of our common stock by each person who is known to own beneficially more than 5% of the outstanding shares of common stock, each person currently serving as a director, each nominee for director, each named executive officer (as listed below), and all directors and executive officers as a group. Unless otherwise indicated, to our knowledge, each person has sole dispositive and voting power over the shares in the table.

Beneficial Owner	Shares Beneficially Owned		Percent of Class
5% Holder and Director
Mitchell P. Rales	11,211,119	(1)	9.1%
5% Holders
T. Rowe Price Associates, Inc.	12,703,366	(2)	10.3%
Steven M. Rales	11,690,749	(3)	9.5%
BDT Capital Partners, LLC	11,054,191	(4)	9.0%
Principal Global Investors, LLC	7,693,824	(5)	6.2%
The Vanguard Group	6,727,901	(6)	5.4%
Directors
Patrick W. Allender	287,948	(7)(8)	*
Thomas S. Gayner	63,802	(8)	*
Rhonda L. Jordan	90,901	(8)(9)	*
San W. Orr, III	26,251	(8)	*
A. Clayton Perfall	48,430	(8)(10)	*
Rajiv Vinnakota	38,058	(8)	*
Didier Teirlinck	593	(8)	*
Sharon Wienbar	10,411	(8)	*
Named Executive Officers and Directors
Matthew L. Trerotola	44,670		*
Named Executive Officers
Christopher M. Hix	65,406		*
Daniel A. Pryor	305,376	(11)(12)	*
Shyam Kambeyanda	33,096	(11)(13)	*
Ian Brander	122,854	(11)(14)	*
Darryl Mayhorn	111,789	(11)	*
All of our directors and executive officers as a group (18 persons)	12,711,125	(11)	10.2%
*	Represents beneficial ownership of less than 1%
(1)	Includes 10,000,000 shares owned by a limited liability company of which Mr. Rales is the sole member, 19,388 shares held by Capital Yield Corporation, of which Mitchell P. Rales and Steven M. Rales are the sole stockholders, 854,750 shares held by the Mitchell P. Rales Family Trust, 11,500 shares held by a trust for his daughter and 4,200 shares held as custodian for his daughters. Mitchell P. Rales has sole voting power and sole dispositive power with respect to 11,191,811 shares of common stock, and shared voting power and shared dispositive power with respect to 19,388 shares of common stock. All of the securities held by the limited liability company of which Mr. Rales is the sole member, including its holdings of Colfax common stock, are pledged to secure a line of credit. This entity and Mr. Rales are in compliance with this line of credit. The business address of Mitchell P. Rales, and the limited liability company, is 11790 Glen Road, Potomac, MD 20854.
(2)	The amount shown and the following information is derived from a Schedule 13G/A filed February 12, 2018 by T. Rowe Price Associates, Inc. (“Price Associates”), which sets forth Price Associates beneficial ownership as of January 31, 2018. According to the Schedule 13G/A, Price Associates has sole voting power over 3,918,348 shares and sole dispositive power over 12,703,366 shares. The business address of Price Associates is 100 E. Pratt Street, Baltimore, MD 21202.
(3)	Includes 9,999,990 shares held by grantor retained annuity trusts, 375,000 shares owned by a charitable foundation of which Mr. Steven Rales is a director, and 19,388 shares held by Capital Yield Corporation, of which Mitchell P. Rales and Steven M. Rales are the sole stockholders. Mr. Rales disclaims beneficial ownership of the 375,000 shares of common stock held by the charitable foundation. Steven M. Rales has sole voting power and sole dispositive power with respect to 11,671,361 shares of common stock, and shared voting power and shared dispositive power with respect to 19,388 shares of common stock. The business address of Steven M. Rales is 2200 Pennsylvania Avenue, N.W., Suite 800W, Washington, D.C. 20037-1701.

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(4)	BDTCP GP I, LLC (“BDTCP GP I”) is the general partner of four investment funds that received these shares in distributions from BDT CF Acquisition Vehicle, LLC (the “BDT Investor”), an affiliate of BDTCP GP I. San W. Orr, III, the President of BDT Capital Partners, LLC (“BDT CP”), an affiliate of BDTCP GP I and the BDT Investor, is a member of our Board of Directors. Mr. Orr will retire from our Board of Directors effective with the 2018 Annual Meeting. Beneficial ownership amount and nature of ownership is derived from a Schedule 13D/A filed with the SEC on February 23, 2015 by (i) BDT CP, (ii) BDTCP GP I , (iii) Byron D. Trott, and (iv) BDTP GP, LLC (“BDTP”) and from Forms 4 filed by Mr. Orr on June 16, 2015, May 19, 2016, and June 15, 2017. Byron D. Trott is the sole member of BDTP, which is the managing member of BDT CP. BDT CP is the manager of BDTCP GP I. BDT Investor beneficially owns 3,707 shares transferred to it by Mr. Orr. 351,422 shares of common stock were distributed to certain beneficial owners affiliated with BDTCP GP I from BDTCP Investments 2009, LLC (“BDTCP 2009”) for estate and charitable planning purposes. BDTCP 2009 is an investment vehicle for employees of BDT CP and its affiliates. BDTCP 2009 received these shares in distributions from the BDT Investor. BDTP indirectly controls BDTCP 2009 and BDTCP GP I. The business address of BDT Capital Partners, LLC is 401 N. Michigan Ave., Suite 3100, Chicago, Illinois 60611.
(5)	The amount shown and the following information is derived from a Schedule 13G/A filed February 15, 2018 by Principal Global Investors, LLC (“Principal”), which sets forth Principal’s beneficial ownership as of December 31, 2017. According to the Schedule 13G/A, Principal has shared voting and dispositive power over 7,693,824 shares. The business address of Principal is 801 Grand Avenue, Des Moines, IA 50392.
(6)	The amount shown and the following information is derived from a Schedule 13G/A filed February 9, 2018 by The Vanguard Group (“Vanguard”), which sets forth Vanguard’s beneficial ownership as of December 31, 2017. According to the Schedule 13G/A, Vanguard has sole voting power over 49,690 shares, shared voting power of 10,700 shares, sole dispositive power over 6,674,714 shares, and shared dispositive power over 53,187 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 42,487 shares or .03% of the Common Stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 17,903 shares or .01% of the Common Stock outstanding of the Company as a result of its serving as investment manager of Australian investment offerings. The business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(7)	Includes 62,973 shares owned by the JWA GRAT #3, 80,640 shares held by the JWA GRAT #4, 55,646 shares held by the JWA 2014 Trust, and 20,000 shares held by an irrevocable trust, of which Patrick Allender is a trustee. Mr. Allender disclaims beneficial ownership of all shares held by the JWA GRATs and the JWA 2014 Trust, except to the extent of his pecuniary interest therein.
(8)	Beneficial ownership by directors (other than Mitchell P. Rales) includes: (i) for each of Messrs. Allender and Gayner and Ms. Jordan, 28,030 DRSUs or DSUs that have vested or will vest within 60 days of March 29, 2018 and will be delivered following the conclusion of service on the Board and 19,121 shares that such individuals have the right to acquire upon the exercise of director stock options that have vested or will vest within 60 days of March 29, 2018, (ii) for Mr. Perfall, 15,818 DRSUs or DSUs that have vested or will vest within 60 days of March 29, 2018 and will be delivered following the conclusion of service on the Board and 19,121 shares that Mr. Perfall has the right to acquire upon the exercise of director stock options that have vested or will vest within 60 days of March 23, 2017, (iii) for Mr. Orr, 5,556 DRSUs that have vested or will vest within 60 days of March 29, 2018 and will be delivered following the conclusion of service on the Board, 1,574 DRSUs that will vest within 60 days of March 29, 2018, and 19,121 shares that Mr. Orr has the right to acquire upon the exercise of director stock options that have vested will vest within 60 days of March 29, 2018, (iv) for Mr. Vinnakota, 11,283 DRSUs or DSUs that have vested or will vest within 60 days of March 29, 2018 and will be delivered following the conclusion of service on the Board and 19,121 shares that Mr. Vinnakota has the right to acquire upon the exercise of director stock options that have vested or will vest within 60 days of March 29, 2018, (v) for Ms. Wienbar, 3,426 DRSUs or DSUs that have vested or will vest within 60 days of March 29, 2018 and will be delivered following the conclusion of service on the Board and 4,238 shares that Ms. Wienbar has the right to acquire upon the exercise of director stock options that have vested or will vest within 60 days of March 29, 2018, and (vi) DSUs received in lieu of annual cash retainers and committee chairperson retainers that will be delivered following the conclusion of service on the Board as follows: Mr. Allender—20,571, Mr. Gayner—16,651, Ms. Jordan— 18,750, Mr. Perfall— 13,491, Mr. Teirlinck— 593, and Ms. Wienbar— 2,747. For more information on these awards, see Director Compensation above.
(9)	Includes 18,010 shares held by a family trust, 6,448 shares held by her spouse and 542 shares held in a trust account for her spouse.
(10)	Includes 7,447 shares held by a trust.
(11)	Beneficial ownership by named executive officers and our executive officers as a group includes shares that such individuals have the right to acquire upon the exercise of options that have vested or will vest within 60 days of March 29, 2018. The number of shares included in the table as beneficially owned which are subject to such options is as follows: Mr. Hix— 65,406, Mr. Pryor— 255,093, Mr. Kambeyanda— 30,470, Mr. Brander— 116,098, Mr. Mayhorn— 110,310, all of our current executive officers as a group— 804,678.
(12)	Includes 3000 shares held by trusts for his children and 1,160 shares held in his 401(k) account.
(13)	Includes 2,626 RSUs that will vest within 60 days of March 29, 2018.
(14)	Includes 905 shares held by his spouse.

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and 10% stockholders to file reports of ownership and changes in ownership of our equity securities. To our knowledge, based upon the reports filed and written representations regarding reports required during the fiscal year ended December 31, 2017, all reports required by Section 16(a) were filed on a timely basis.

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GENERAL MATTERS

Outstanding Stock and Voting Rights

The Board has fixed the close of business on March 29, 2018 (the  “Record Date”) as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record on that date will be entitled to vote. Proxies will be voted as specified in the stockholder’s proxy. In the absence of specific instructions, proxies will be voted in accordance with the Company’s recommendations and in the discretion of the proxy holders on any other matter which properly comes before the meeting or any adjournment or postponement thereof. The Board has selected Mitchell P. Rales and Matthew L. Trerotola to act as proxies with full power of substitution.

Any stockholder of record giving a proxy has the power to revoke the proxy at any time before it is exercised by either (i) delivering a written notice of revocation to Colfax Corporation at 420 National Business Parkway, 5th Floor, Annapolis Junction, Maryland 20701, Attn: Corporate Secretary, (ii) delivering prior to the Annual Meeting a properly executed and subsequently dated proxy, or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. A beneficial stockholder who owns common stock in street name, meaning through a bank, broker or other nominee, should contact that entity to revoke a previously given proxy.

The Company will bear the total expense of this solicitation, including reimbursement paid to brokerage firms and others for their expenses in forwarding material regarding the Annual Meeting to beneficial owners. Solicitation of proxies may be made personally or by mail, telephone, Internet, e-mail or facsimile by officers and other management employees of the Company, who will receive no additional compensation for their services.

The holders of shares of the Company’s common stock are entitled to vote at the Annual Meeting. As of the Record Date, 123,477,735 shares of the Company’s common stock were outstanding. Each outstanding share of the Company’s common stock entitles the holder to one vote on all matters brought before the Annual Meeting.

A list of stockholders of record as of the Record Date will be available for inspection during ordinary business hours at our corporate headquarters located at 420 National Business Parkway, 5th Floor, Annapolis Junction, Maryland 20701, for 10 days prior to the date of our Annual Meeting. The list will also be available for inspection at the Annual Meeting.

The quorum necessary to conduct business at the Annual Meeting consists of a majority of the shares of the Company’s stock outstanding on the Record Date and entitled to vote at the Annual Meeting, either present in person or represented by proxy. Abstentions and broker non-votes (described below) are counted for purposes of determining the presence or absence of a quorum. In accordance with the Company’s Amended and Restated Bylaws (the “Bylaws”), to be elected each director nominee must receive a majority of the votes cast with respect to that director’s election. Incumbent directors nominated for election by the Board are required, as a condition to such nomination, to submit a conditional letter of resignation to the Chairman of the Board. In the event that a nominee for director does not receive a majority of the votes cast at the Annual Meeting with respect to his or her election, the Board will promptly consider whether to accept or reject the conditional resignation of that nominee, or whether other action should be taken. The Board will then take action and will publicly disclose its decision and the rationale behind it no later than 90 days following the certification of election results.

The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required for ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 and for approval of the advisory vote approving the compensation of our named executive officers.

Abstentions will have no effect on the election of directors but will have the same effect as a vote against ratification of the appointment of Ernst & Young LLP or approval of the advisory vote approving the compensation of our named executive officers.

Under the rules of the New York Stock Exchange (the “NYSE”), brokerage firms may vote in their discretion on behalf of clients who have not furnished voting instructions on the ratification of the selection of our registered public accounting firm. In contrast, the remaining proposals are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients may not vote on these proposals (a “broker non-vote”). Broker non-votes will not be considered in determining the number of votes necessary for election and, therefore, will have no effect on the outcome of the vote for the election of directors. Further, broker non-votes will have no effect on the advisory vote to approve the compensation of our named executive officers.

Only stockholders as of the Record Date are entitled to attend the Annual Meeting in person. The names of stockholders of record will be on a list at the Annual Meeting and such stockholders may gain entry with a government-issued photo identification, such as a driver’s license, state-issued ID card, or passport. Beneficial stockholders who own common stock in street name, meaning through a bank, broker or other nominee, must present a government-issued photo identification and proof of beneficial stock ownership as of the Record Date (such as the Notice of Internet Availability, a copy of the proxy card received if one was sent to the stockholder or an account statement or other similar evidence showing stock ownership as of the Record Date) in order to gain entry to the Annual Meeting. Representatives of an entity that owns stock of the Company must present government-issued photo identification, evidence that they are the entity’s authorized

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representative or proxyholder and, if the entity is a beneficial owner, proof of the entity’s beneficial stock ownership as of the Record Date. A person who is not a stockholder will be entitled to admission only if he or she presents a valid legal proxy from a stockholder of record and government-issued photo identification. Each stockholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf.

Please note that the use of cameras (including cell phones with photographic capabilities), recording devices and other electronic devices is strictly prohibited at the meeting.

Stockholder Proposals and Nominations

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials. To be considered for inclusion in next year’s proxy statement pursuant to Rule 14a-8 of the Exchange Act, stockholder proposals must be received by our Corporate Secretary at our principal executive offices no later than the close of business on December 6, 2018.

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. Our Bylaws provide that, for a stockholder to nominate a candidate for election to the Board or propose any other business to be considered at an annual meeting other than through a proposal presented pursuant to Rule 14a-8 of the Exchange Act, the stockholder must have given timely notice thereof in writing to the Secretary of the Company at Colfax Corporation, 420 National Business Parkway, 5th Floor, Annapolis Junction, Maryland 20701, Attn: Corporate Secretary. To be timely for an annual meeting, the stockholder’s notice must be delivered to or mailed and received by the Secretary not less than the close of business 90 days nor more than 120 days before the anniversary date of the preceding annual meeting; accordingly, for the 2019 annual meeting, notice must be delivered to or mailed and received by the Secretary no later than the close of business on February 16, 2019 and no earlier than January 17, 2019. However, if the annual meeting is set for a date that is more than 30 days before or more than 70 days after such anniversary, the Company must receive the notice not earlier than the 120th day prior to the annual meeting date and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day when the Company makes a public announcement of the annual meeting date. Such notice must provide the information required by Section 2.2 of our Bylaws with respect to each matter, other than stockholder nominations of directors, that the stockholder proposes to bring before the annual meeting. Notice of stockholder nominations must provide the information required by Section 3.3 of our Bylaws. Both Section 2.2 and Section 3.3 of our Bylaws mandate certain additional information to be provided by a stockholder who wishes to introduce business or nominate a director candidate. The chairman of the annual meeting may refuse to acknowledge or introduce any nomination or proposal if notice thereof is not received within the applicable deadlines or does not otherwise comply with our Bylaws. If the stockholder does not provide notice of a nomination or proposal within the applicable deadlines or does not comply with the requirements of Rule 14a-4(c) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such nomination or proposal.

Delivery of Documents to Stockholders Sharing an Address

SEC rules permit the delivery of a single copy of a company’s annual report and proxy statement, or notice of internet availability of proxy materials, as applicable, to any household at which two or more stockholders reside if they appear to be members of the same family. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses.

The broker, bank or other nominee for any stockholder who is a beneficial owner of the Company’s stock may deliver only one copy of the Company’s Annual Report to Stockholders and Proxy Statement, or the Company’s Notice, as applicable, to multiple stockholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of the Company’s Annual Report to Stockholders and Proxy Statement, or the Company’s Notice, as applicable, to any stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the Company’s Annual Report to Stockholders and Proxy Statement, or the Company’s Notice, as applicable, now or in the future, should submit a written request to Investor Relations, Colfax Corporation, 420 National Business Parkway, 5th Floor, Annapolis Junction, Maryland 20701 or call (301) 323-9000 and ask for Investor Relations. Beneficial owners sharing an address who are receiving multiple copies of the Company’s Annual Report to Stockholders and Proxy Statement, or the Company’s Notice, as applicable, and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

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Additional Information

A copy of the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2017 has been made available concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material.

The Company filed its Annual Report on Form 10-K with the SEC on February 16, 2018. The Company will mail without charge, upon written request, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including financial statements but excluding exhibits. Exhibits, if requested, will be furnished upon the payment of a fee determined by the Company, such fee to be limited to the Company’s reasonable expenses in furnishing the requested exhibit or exhibits. Please send a written request to Investor Relations, Colfax Corporation, 420 National Business Parkway, 5th Floor, Annapolis Junction, Maryland 20701, or access these materials on the Company’s website at www.colfaxcorp.com on the Investors page.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

By Order of the Board of Directors

A. Lynne Puckett
Secretary

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E44611-P05767-Z72052

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COLFAX CORPORATION

The Board of Directors recommends you vote FOR each of the nominees listed below:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Mitchell P. Rales	☐	☐	☐
1b. Matthew L. Trerotola	☐	☐	☐
1c. Patrick W. Allender	☐	☐	☐
1d. Thomas S. Gayner	☐	☐	☐
1e. Rhonda L. Jordan	☐	☐	☐
1f. A. Clayton Perfall	☐	☐	☐
1g. Didier Teirlinck	☐	☐	☐
1h. Rajiv Vinnakota	☐	☐	☐
1i. Sharon Wienbar	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.	☐	☐	☐
3. To approve, on a non-binding advisory basis, the compensation of our named executive officers.	☐	☐	☐

NOTE: I authorize the proxies to vote according to their discretion on such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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E44612-P05767-Z72052

STOCKHOLDERS' PROXY SOLICITED BY THE BOARD OF DIRECTORS OF COLFAX CORPORATION

Mitchell P. Rales and Matthew L. Trerotola, or either of them, each with the full power of substitution, are hereby authorized to represent and to vote all of the shares of COLFAX CORPORATION common stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of COLFAX CORPORATION to be held at the Maryland Conference Center, 2720 Technology Drive, Annapolis Junction, Maryland 20701 on Thursday, May 17, 2018 at 3:00 p.m., Eastern Daylight Time, and at any adjournment or postponement of the meeting.

The above named proxies will vote the shares represented hereby as directed on the other side of this card, and if no such direction is made, the above named proxies will vote "FOR" the election of all the nominees listed under Proposal 1 and "FOR" Proposals 2 and 3. The above named proxies may vote according to their discretion on any other matter which may properly come before the meeting or any adjournment or postponement thereof. The undersigned may revoke this proxy prior to its exercise.

Please fill the appropriate boxes, sign and date on the other side of this card.